UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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JPMORGAN CHASE & CO.

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JPMorgan Chase & Co. currently has a no-action letter pending before the Securities and Exchange Commission (“SEC”) seeking to exclude the following stockholder proposal submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Item 6: Stockholder Proposal regarding Collateral in over the counter derivatives trading. If the SEC concurs with JPMorgan Chase that this proposal may be properly excluded from JPMorgan Chase’s proxy statement under Rule 14a-8 of the Exchange Act, JPMorgan Chase will exclude such proposal from its definitive proxy statement.

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017-2070

March [    ], 2010

Dear fellow shareholders:

We are pleased to invite you to the annual meeting of shareholders to be held on May 18, 2010, at our offices at One Chase Manhattan Plaza in New York City. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last shareholders’ meeting.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

James Dimon

Chairman and Chief Executive Officer

Notice of 2010 Annual Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, May 18, 2010
Time:	10:00 a.m.
Place:	Auditorium
One Chase Manhattan Plaza
(corner of Nassau and Liberty Streets)
New York, New York 10005-1401

Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010

•	Advisory vote on executive compensation

•	Shareholder proposals, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan

Secretary

March [    ], 2010

Please vote promptly.

If you attend the meeting in person, you will be asked to present photo identification, such as a driver’s license. See “Attending the annual meeting” at page 43.

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of directors and on the shareholder proposals.

We are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet. In accordance with this rule, we sent shareholders of record at the close of business on March 19, 2010, a Notice of Internet Availability of Proxy Materials on or about March [    ], 2010. The notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2009, via the Internet and how to vote online. Instructions on how to receive a printed copy of our proxy materials is included in the notice, as well as in the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders to be held on May 18, 2010. Our 2010 Proxy Statement and Annual Report for the year ended December 31, 2009, are available free of charge on our Web site at http://investor.shareholder.com/jpmorganchase/annual.cfm.

Proxy statement

Your vote is very important. For this reason, the Board of Directors of JPMorgan Chase & Co. (JPMorgan Chase or the Firm) is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent and made available to our shareholders on or about March 31, 2010.

Proposal 1 – Election of directors

Our Board of Directors has nominated 11 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2010 annual meeting.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

The Board’s Corporate Governance and Nominating Committee (Governance Committee) is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. The Governance Committee, in consultation with the Chief Executive Officer, periodically reviews the criteria for composition of the Board and evaluates potential new candidates for Board membership. The Governance Committee then makes recommendations to the Board. The Governance Committee also takes into account criteria applicable to Board committees.

As stated in the Corporate Governance Principles of the Board (Corporate Governance Principles), in determining Board nominees, the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level management experience. Following these principles, the Board seeks to select nominees who combine leadership and business management experience, experience in disciplines relevant to the Firm and its businesses, and personal qualities reflecting integrity, judgment, achievement, effectiveness, and willingness to appropriately challenge management.

The Board strives to ensure diversity of representation among its members. Of the 11 director nominees, two are women and one is African-American. Increasing diversity is a priority, and when considering prospects for possible recommendation to the Board, the Governance Committee reviews available information about the prospects, including gender, race and ethnicity, as well as experience, qualifications, attributes and skills.

The Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. Shareholders wishing to recommend to the Governance Committee a candidate for director should write to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

It is the policy of the Governance Committee that candidates recommended by shareholders will be considered in the same manner as other candidates and there are no additional procedures a shareholder must undertake in order for the Governance Committee to consider such shareholder recommendations.

The Governance Committee annually leads the Board in its review and self-evaluation of the performance of the Board as a whole with a view to increasing the effectiveness of the Board.

Information about the nominees

Together the members of the Board provide the Firm with a breadth of demonstrated senior leadership and management experience in large complex organizations, global marketing, services and operations, regulated industries, wholesale and retail businesses, financial controls and reporting, compensation, governance, management succession, strategic planning and risk management. The directors bring broad and varied skills and knowledge from positions in global businesses, not-for-profit organizations and government, and diverse perspectives from a broad spectrum of industries, community activities and other factors. Each possesses the personal characteristics needed for the responsibilities of a director: each has demonstrated significant achievement in his or her endeavors, can work cooperatively and productively in the interest of all shareholders, possesses high character and integrity, devotes the necessary time to discharge his or her duties, and, for non-management directors, is independent.

The following provides biographical information regarding each of the nominees, including their specific business experience, qualifications, attributes and skills that the Board considered, in addition to their prior service on the Board, when it determined to nominate them.

Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 18, 2010, and all other biographical information is as of the date of this proxy statement. Our directors are involved in various charitable and community activities and we have listed a number of these below.

Predecessor institutions of JPMorgan Chase include Bank One Corporation and its predecessors, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation.

Crandall C. Bowles, 62, Chairman of Springs Industries, Inc., home furnishings. Director since 2006.

Ms. Bowles has been Chairman of Springs Industries, Inc., a manufacturer of window products for the home, since 1998 and a member of its board since 1978. From 1998 until 2006, she was also Chief Executive Officer of Springs Industries, Inc. Subsequent to a spinoff and merger in 2006, she was Co-Chairman and Co-CEO of Springs Global Participacoes S.A., a textile home furnishings company based in Brazil, until July 2007. Ms. Bowles is a director of Deere & Company (since 1999 and previously from 1990 to 1994) and of Sara Lee Corporation (since 2008). She previously served as a director of Wachovia Corporation (1991-1996).

Ms. Bowles graduated from Wellesley College in 1969 and earned an MBA from Columbia University in 1973. She serves on the boards of the Carolina Thread Trail, The Robert Packard Center for ALS Research at Johns Hopkins and The University of North Carolina Press and is a member of The Business Council and the Committee of 200.

Ms. Bowles has extensive experience managing large complex business organizations at Springs Industries, Inc. and Springs Global Participacoes S.A. In that capacity, and through her current and prior service on other public company boards, she has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation, international business, and sales and marketing of consumer products and services. Her philanthropic activities give her valuable perspective on important societal and economic issues relevant to the Firm’s business.

Stephen B. Burke, 51, Chief Operating Officer of Comcast Corporation, cable television. Director since 2004 and Director of Bank One Corporation from 2003 to 2004.

Mr. Burke has been Chief Operating Officer of Comcast Corporation, one of the nation’s leading providers of entertainment, information and communication product and services, since 2004, and was President of Comcast Cable Communications, Inc. from 1998 until January 2010. Comcast is the largest cable company, largest residential internet service provider and third largest phone company in America. Before joining Comcast, he served with The Walt Disney Company as President of ABC Broadcasting. Mr. Burke joined The Walt Disney Company in January 1986, where he helped to develop and found The Disney Store and helped to lead a comprehensive restructuring effort of Euro Disney S.A. Mr. Burke is a director of Berkshire Hathaway Inc. (since 2009).

Mr. Burke graduated from Colgate University in 1980 and received an MBA from Harvard Business School in 1982. He is Chairman of The Children’s Hospital of Philadelphia.

Mr. Burke has extensive experience managing large complex business organizations at Comcast, ABC Broadcasting, and Euro Disney, and in that capacity he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation, sales and marketing and technology and operations. Comcast and ABC Broadcasting have provided him with experience working in regulated industries and Euro Disney has given him international business experience. His philanthropic activities give him valuable perspective on important societal and economic issues relevant to the Firm’s business.

David M. Cote, 57, Chairman and Chief Executive Officer of Honeywell International Inc., diversified technology and manufacturing. Director since 2007.

Mr. Cote is Chairman and Chief Executive Officer of Honeywell International Inc., a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; and specialty materials. He was elected President and Chief Executive Officer in February 2002, and was named Chairman of the Board in July 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., which he joined in 1999 after a 25 year career with General Electric. Mr. Cote is a director of Honeywell International Inc. (since 2002) and was a director of TRW Inc. (1999-2001).

Mr. Cote graduated from the University of New Hampshire in 1976. In 2010, he was named by President Obama to serve on the bipartisan National Commission on Fiscal Responsibility and Reform. Mr. Cote was named co-chair of the U.S.-India CEO Forum by President Obama in 2009, and has served on the Forum since July 2005. Mr. Cote serves on an advisory panel to Kohlberg Kravis Roberts & Co.

Mr. Cote has had extensive experience managing large complex business organizations at Honeywell and TRW, and in that capacity he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation, sales and marketing of industrial and consumer goods and services, and technology matters. He has extensive experience in international business issues and public policy matters.

James S. Crown, 56, President of Henry Crown and Company, diversified investments. Director since 2004 and Director of Bank One Corporation from 1991 to 2004.

Mr. Crown joined Henry Crown and Company, a privately owned investment company which invests in public and private securities, real estate and operating companies, in 1985 as Vice President and became President in 2003. Mr. Crown is a director of General Dynamics Corporation (since 1987) and of Sara Lee Corporation (since 1998).

Mr. Crown graduated from Hampshire College in 1976 and received his law degree from Stanford University Law School in 1980. Following law school, Mr. Crown joined Salomon Brothers Inc. and became a vice president of the Capital Markets Service Group in 1983. In 1985 he joined his family’s investment firm. He is Chairman of the Board of Trustees for the University of Chicago Medical Center and a Trustee of the Museum of Science and Industry, The Aspen Institute, the University of Chicago and of the Chicago Symphony Orchestra. He is a member of the American Academy of Arts and Sciences.

Mr. Crown has experience managing a large complex business organization at Henry Crown and Company. In that capacity, and through his service on other public company boards, he has dealt with a wide range of issues including audit and financial reporting, investment management, risk management, and executive compensation. His legal training gives him enhanced perspective on legal and regulatory issues. He is experienced in investment banking and capital markets matters through his prior work experience and subsequent responsibilities. His philanthropic activities give him valuable perspective on important societal and economic issues relevant to the Firm’s business.

James Dimon, 54, Chairman and Chief Executive Officer of JPMorgan Chase. Director since 2004 and Chairman of the Board of Bank One Corporation from 2000 to 2004.

Mr. Dimon became Chairman of the Board on December 31, 2006, and has been Chief Executive Officer and President since December 31, 2005. He had been President and Chief Operating Officer since JPMorgan Chase’s merger with Bank One Corporation in July 2004. At Bank One he had been Chairman and Chief Executive Officer since March 2000. Prior to joining Bank One, Mr. Dimon had extensive experience at Citigroup Inc., the Travelers Group, Commercial Credit Company and American Express Company.

Mr. Dimon graduated from Tufts University in 1978 and received an MBA from Harvard Business School in 1982. He is a director of The College Fund/UNCF and serves on the Board of Directors of The Federal Reserve Bank of New York, The National Center on Addiction and Substance Abuse, Harvard Business School and Catalyst. He is also on the Board of Trustees of New York University School of Medicine.

Mr. Dimon has many years of experience in the financial services business, both wholesale and retail, as well as international and domestic experience. As CEO, he is intimately familiar with all aspects of the Firm’s business activities. In addition to the JPMorgan Chase merger with Bank One, he led the Firm’s successful acquisition and integration of The Bear Stearns Companies Inc. and the banking operations of Washington Mutual Bank. His business experience and his service on the board of the Federal Reserve Bank of New York have given him experience dealing with government officials and agencies and insight into the regulatory process. His philanthropic activities give him valuable perspective on important societal and economic issues relevant to the Firm’s business.

Ellen V. Futter, 60, President and Trustee of the American Museum of Natural History. Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1997 to 2000.

Ms. Futter became President of the American Museum of Natural History in 1993, prior to which she had been President of Barnard College since 1981. The Museum is one of the world’s preeminent scientific and cultural institutions. Her career began at Milbank, Tweed, Hadley & McCloy where she practiced corporate law. Ms. Futter is a director of Consolidated Edison, Inc. (since 1997) and was previously a director of American International Group Inc. (1999-2008), Bristol-Myers Squibb Company (1999-2005), and Viacom (2006-2007).

Ms. Futter graduated from Barnard College in 1971 and earned a law degree from Columbia Law School in 1974. She is a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations. Ms. Futter is also a director of The American Ditchley Foundation and NYC & Company. She was a director of the Federal Reserve Bank of New York (1988-1993) and served as its Chairman (1992-1993).

Ms. Futter has managed large education and not-for-profit organizations, Barnard College and the American Museum of Natural History, and in that capacity, she has dealt with a wide range of complex organizational issues. Such work and her service on public company boards and the board of the Federal Reserve Bank of New York have given her experience with issues including regulated industries, dealing with government officials and agencies, the financial services industry, risk management, executive compensation, and audit and financial reporting. Her years of practicing corporate law give her enhanced perspective on legal and regulatory issues. Her philanthropic activities give her valuable perspective on important societal and economic issues relevant to the Firm’s business.

William H. Gray, III, 68, Co-Chairman of GrayLoeffler, LLC, consulting and advisory. Director since 2001 and Director of The Chase Manhattan Corporation from 1992 to 2000.

Mr. Gray has been Co-Chairman of GrayLoeffler, LLC (formerly Amani Group) since September 2009, having previously served as Chairman of Amani Group since August 2004. GrayLoeffler, LLC is a consulting and advisory firm. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in 2004. He was a member of the United States House of Representatives from 1979 to 1991. Mr. Gray is a director of Dell Computer Corporation (since 2000), Pfizer Inc. (since 2000) and Prudential Financial, Inc. (since 2001). He was a director of Visteon Corporation (2000-2009).

Mr. Gray graduated from Franklin & Marshall College in 1963, where he is currently a Trustee, and received a master’s degree in divinity from Drew Theological Seminary in 1966 and a master’s degree in church history from Princeton Theological Seminary in 1970. He has served as a faculty member and professor of history and religion at five universities and colleges. Mr. Gray was elected as Chair of the Budget Committee of the House of Representatives in 1985, and in 1988 he was elected as the Chairman of the Democratic Caucus. He was elected as the Majority Whip of the House of Representatives in June 1988. President Bill Clinton appointed him as the Special Advisor on Haiti in 1995. He is an Advisory Council Member of the Business Roundtable Institute for Corporate Ethics.

Mr. Gray has managed a large not-for-profit organization, The College Fund/UNCF. In that capacity, and through his current and prior service on other public company boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, and executive compensation. He has served on the boards of other public companies in regulated industries. His years as an elected official give him experience with the legislative and regulatory process, and he has extensive experience dealing with government officials and agencies. His service on the House Budget Committee gives him broad experience in finance-related matters; his service as Special Advisor on Haiti is an example of his international experience; and his philanthropic activities give him valuable perspective on important societal and economic issues relevant to the Firm’s business.

Laban P. Jackson, Jr., 67, Chairman and Chief Executive Officer of Clear Creek Properties, Inc., real estate development. Director since 2004 and Director of Bank One Corporation from 1993 to 2004.

Mr. Jackson has been Chairman of Clear Creek Properties, Inc., a real estate development company, since 1989. Mr. Jackson was a director of The Home Depot (2004-2008), SIRVA (2006-2007) and IPIX Corporation (1999-2006). He is also a director of J.P. Morgan Securities Ltd., a wholly owned subsidiary of the Firm, since 2010.

Mr. Jackson graduated from the United States Military Academy in 1965. He was a director of the Federal Reserve Bank of Cleveland (1987-1992). Mr. Jackson is also a director of Markey Cancer Foundation and Transylvania University.

Mr. Jackson has founded and managed businesses and is an experienced entrepreneur and manager. In that capacity, and through his current and prior service on other public company boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation, marketing and product development. His service on the board of the Federal Reserve Bank of Cleveland has given him experience dealing with government officials and agencies and further experience in financial services.

Mr. Jackson is member of the Audit Committee Leadership Network (ACLN), a group of audit committee chairs from some of North America’s leading companies, committed to improving the performance of audit committees and helping to enhance trust in the financial markets. His philanthropic activities give him valuable perspective on important societal and economic issues relevant to the Firm’s business.

David C. Novak, 57, Chairman and Chief Executive Officer of Yum! Brands, Inc., franchised restaurants. Director since 2004 and Director of Bank One Corporation from 2001 to 2004.

Mr. Novak has been Chairman of Yum! Brands, Inc. since 2001 and Chief Executive Officer since 2000 and was Vice Chairman and President of Tricon Global Restaurants, Inc. (as Yum! Brands was formerly named) from June 1997 until January 2000. Yum! Brands is the world’s largest restaurant company in terms of system restaurants with more than 36,000 restaurants in more than 110 countries and territories, and more than 1.4 million company employees and franchise associates. Previously he had been Group President and Chief Executive Officer of KFC and Pizza Hut, North America, subsidiaries of PepsiCo, from August 1996 until June 1997; and President of KFC North America, a subsidiary of PepsiCo, from 1994 until 1996. Mr. Novak is a director of Yum! Brands, Inc. (since 1997).

Mr. Novak graduated from the University of Missouri in 1974. He is a director of Yum! Brands Foundation and a director of the Friends of the United Nations World Food Program and The Business Council.

Mr. Novak has experience managing large complex businesses at Yum! Brands and its predecessors and in that capacity he has dealt with a wide range of issues including audit and financial reporting, risk management, and executive compensation. Through his various positions at Yum! Brands and its predecessors companies, he has gained extensive experience in selling and marketing products to consumers, in strategic planning, and in international business. His philanthropic activities give him valuable perspective on important societal and economic issues relevant to the Firm’s business.

Lee R. Raymond, 71, Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation, oil and gas. Director since 2001 and Director of J.P. Morgan & Co. Incorporated from 1987 to 2000.

Mr. Raymond was Chairman of the Board and Chief Executive Officer of ExxonMobil from 1999 until he retired in December 2005. ExxonMobil’s principal business is energy, involving exploration for and production of crude oil and natural gas, manufacture of petroleum and petrochemical products, and transportation and sale of crude oil, natural gas, petroleum and petrochemical products. He had been Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999, having begun his career in 1963 with Exxon. He was a director of Exxon Mobil Corporation (1993-2005).

Mr. Raymond graduated from the University of Wisconsin in 1960 and received a Ph.D. from the University of Minnesota in 1963. He is a director of the Business Council for International Understanding, a member of the Board of Trustees of the American Enterprise Institute, a Trustee of the Wisconsin Alumni Research Foundation, a Trustee of the Mayo Clinic, a member of the Innovations in Medicine Leadership Council of UT Southwestern Medical Center, a member of the National Academy of Engineering and a member and past Chairman of the National Petroleum Council. Mr. Raymond serves on an advisory panel to Kohlberg Kravis Roberts & Co.

Mr. Raymond has extensive experience managing a large complex business at ExxonMobil and its predecessors, and in that capacity he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation, marketing, and operating in a regulated industry. He has extensive international business experience. His philanthropic activities give him valuable perspective on important societal and economic issues relevant to the Firm’s business.

William C. Weldon, 61, Chairman and Chief Executive Officer of Johnson & Johnson, health care products. Director since 2005.

Mr. Weldon has been Chairman and Chief Executive Officer of Johnson & Johnson since 2002, prior to which he served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001. Johnson & Johnson is engaged worldwide in the research and development, manufacture and sale of a broad range of products in the health care field. The company conducts business in virtually all countries of the world with the primary focus on products related to human health and well-being.

Mr. Weldon served in a number of other senior executive positions since joining Johnson & Johnson in 1971. In 1982 he was named manager, ICOM Regional Development Center in Southeast Asia. Mr. Weldon was appointed executive vice president and managing director of Korea McNeil, Ltd., in 1984 and managing director of Ortho-Cilag Pharmaceutical, Ltd., in the U.K. in 1986. In 1989, he was named vice president of sales and marketing at Janssen Pharmaceutica in the U.S., and in 1992 he was appointed president of Ethicon Endo-Surgery. Mr. Weldon is a director of Johnson & Johnson (since 2002).

Mr. Weldon graduated from Quinnipiac University in 1971. Mr. Weldon is Chairman of the CEO Roundtable on Cancer, a director of the US-China Business Council, a member of The Business Council, a member of the Healthcare Leadership Council and a member of the Business Roundtable, and a member of the Sullivan Commission on Diversity in the Health Professions Workforce. Mr. Weldon also serves on the Liberty Science Center Chairman’s Advisory Council and as a member of the Board of Trustees for Quinnipiac University. He previously served as Chairman of the Pharmaceutical Research and Manufacturers of America.

Mr. Weldon has experience managing a large complex organization at Johnson & Johnson and in that capacity has dealt with a wide range of issues including audit and financial reporting, risk management, and executive compensation. Through his role at various Johnson & Johnson entities, he has had extensive experience with international business, with operating in a regulated industry, and with sales and marketing to consumers. His philanthropic activities give him valuable perspective on important societal and economic issues relevant to the Firm’s business.

Corporate governance

General

Governance is a continuing focus at JPMorgan Chase, starting with the Board of Directors and extending throughout the Firm. In this section we describe some of our key governance practices. In addition to the practices discussed below, we solicit periodic feedback from our shareholders on governance matters and on shareholder proposals, and engage in discussion with many of the proponents of shareholder proposals.

Corporate Governance Principles of the Board – The Board of Directors first adopted Corporate Governance Principles in 1997, and has revised them periodically since then to reflect evolving best practices and regulatory requirements, including the New York Stock Exchange (NYSE) corporate governance listing standards. The Corporate Governance Principles establish a framework for the governance of the Firm.

Documents available – The Corporate Governance Principles, Code of Conduct, Code of Ethics for Finance Professionals, and the JPMorgan Chase & Co. Political Contributions Statement, as well as the Firm’s By-laws and charters of our principal Board committees, can be found on our Web site at www.jpmorganchase.com under Governance under the About Us tab. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

2009 and 2010 Initiatives – Actions taken during 2009 and 2010 include:

Special shareholder meetings – The Board amended the By-laws in January 2010 to permit shareholders holding at least 20% of the outstanding common shares (net of hedges) to call special meetings. This action reduced the ownership threshold required to call special meetings from 33 1/3% of outstanding common shares, and was taken in response to a shareholder proposal presented at our 2009 annual meeting calling for a 10% threshold. That proposal did not pass but received a substantial favorable vote.

Say on Pay – The Firm’s proxy statement for 2009 contained an advisory vote on executive compensation as required for participants in the U.S. Department of the Treasury’s Capital Purchase Program under the Troubled Asset Relief Program, or TARP. Shareholders approved the compensation of executives named in the Summary compensation table, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (SEC). The Firm repaid the TARP funds as soon as it was permitted to do so, on June 17, 2009.

Although the Firm is no longer required to do so, because of the current level of interest in executive compensation we are submitting to shareholders an advisory vote on both the Firm’s compensation principles and practices and their implementation for 2009. Please see Proposal 3 at page 33.

Compensation recovery policies – Our compensation recovery policies go beyond Sarbanes-Oxley and other minimum requirements. In addition to our long standing Board policy on recoupment in the event of a material restatement of the Firm’s financial results or a termination for cause, we have implemented provisions in 2009 and 2010 that enable cancellation or recovery if the award was based on materially inaccurate performance metrics or a misrepresentation by an employee, the employee engaged in conduct that causes material financial or reputational harm to the Firm or its business activities, or, for certain senior employees, the employee failed to properly identify, raise or assess risks material to the Firm or its business activities. These policies are further described in the Compensation Discussion and Analysis section at page 12 and in Appendix D.

Majority voting for directors – In 2007, the Board amended the Firm’s By-laws to provide a majority voting standard for election of directors in uncontested elections (resignation by any incumbent director who is not re-elected) and plurality voting in any election that is contested.

Board leadership structure – JPMorgan Chase is governed by a Board of Directors. Directors discharge their duties at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer (CEO), management and others regarding matters of concern and interest to the Firm. Specific elements of our Board leadership structure are outlined in Appendix A and include:

•

Chairman of the Board – While the Board has no set policy on whether or not to have a non-executive chairman, it has determined that the most effective leadership model for our Firm currently is that Mr. Dimon serve as both Chairman and Chief Executive Officer.

•

Independent oversight – Independent directors comprise more than 90% of the Board and 100% of the Audit Committee, Compensation & Management Development Committee (Compensation Committee), Governance Committee, Public Responsibility Committee and Risk Policy Committee.

•

Presiding Director – The Presiding Director presides at executive sessions of non-management directors and at Board meetings at which the Chairman is not present, and has the authority to call meetings of non-management directors. The position rotates semi-annually, between two independent directors, with the chair of the Compensation Committee, currently Mr. Raymond, serving from January through June, and the chair of the Governance Committee, currently Mr. Novak, serving from July through December. The duties are further described in Appendix A.

•

Committee Chairs – all are independent and are annually appointed by the Board, approve agendas and material for respective committee meetings, and act as liaison between committee members and the Board and between committee members and senior management.

Board’s role in risk oversight – The Firm’s risk management is described in the Management discussion and analysis of the Annual Report starting at page 86. As stated there, risk is an inherent part of JPMorgan Chase’s business activities and the Firm’s overall risk tolerance is established in the context of the Firm’s earnings power, capital, and diversified business model. The Firm’s risk management framework and governance structure are intended to provide comprehensive controls and ongoing management of the major risks inherent in its business activities. The Firm’s risk governance structure starts with each line of business being responsible for managing its own risks, with its own risk committee and a chief risk officer to manage its risk. Overlaying the line of business risk management are four corporate functions with risk management-related responsibilities. Risk Management is responsible for providing an independent firmwide function of risk management and controls and is headed by the Firm’s Chief Risk Officer, who is a member of the Firm’s Operating Committee and reports to the Chief Executive Officer and the Board of Directors, primarily through the Board’s Risk Policy Committee. The Chief Investment Office and Corporate Treasury are responsible for managing the Firm’s liquidity, interest rate and foreign exchange risk. Legal and Compliance has oversight for legal and fiduciary risk.

The Board of Directors exercises its oversight of risk management principally through the Board’s Risk Policy Committee and Audit Committee. The Risk Policy Committee oversees senior management risk-related responsibilities, including reviewing management policies and performance against these policies and related benchmarks. The Audit Committee reviews with management the system of internal controls and financial reporting that is relied upon to provide reasonable assurance of compliance with the Firm’s operational risk management processes. In addition, the Compensation Committee is responsible for reviewing the Firm’s compensation practices and the relationship among risk, risk management and compensation in light of the Firm’s objectives. Each of the committees oversees reputation risk issues within their scope of responsibility. The Board of Directors also reviews selected risk topics directly as circumstances warrant.

Non-management director meetings – Non-management directors generally meet in executive session as part of each regularly scheduled Board meeting, with discussion led by the Presiding Director.

Code of Conduct and Code of Ethics for Finance Professionals – The JPMorgan Chase Code of Conduct is a collection of rules and policy statements governing employees’ conduct in relation to the Firm’s business. In addition, the Firm has a Code of Ethics for Finance Professionals that applies to the Chairman and CEO, Chief Financial Officer (CFO) and Chief Accounting Officer of the Firm and to all other professionals serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of the Code of Ethics for Finance Professionals is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of its financial statements.

Political contributions and legislative lobbying – The Board-approved policy regarding political contributions and legislative lobbying activities, the JPMorgan Chase & Co. Political Contributions Statement, was adopted in 2006 and is available on our Web site. The Firm also posts on its Web site an annual report of contributions made by its Political Action Committees.

Board communications – Shareholders and interested parties who wish to contact any Board members or committee chairs, the Presiding Director, or the non-management directors as a group, may mail correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 270 Park Avenue, New York, New York 10017 or e-mail the Office of the Secretary at corporate.secretary@jpmchase.com.

Shareholder outreach – We recognize the importance of shareholder communications to help our investors understand our performance and strategies. We reach out to shareholders in many different ways, including through quarterly earnings presentations, SEC filings, web communications, and investor meetings. In addition, our senior executives engage the Firm’s shareholders more informally as part of a semi-annual outreach program to invite comments on governance matters, executive compensation, and shareholder proposals. We meet throughout the year with shareholders and organizations interested in our practices.

Director independence

Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board of Directors (and each member of the Audit, Compensation and Governance Committees) must be independent. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as defined in the NYSE corporate governance rules and if the Board has affirmatively determined that the director has no material relationship with JPMorgan Chase, either directly or as a partner, shareholder, officer or employee of an organization that has a relationship with JPMorgan Chase. In connection with the assessment of director independence, the relationships set forth in Appendix B are deemed immaterial unless the Board otherwise determines. Criteria relating to director independence may also be found in the Corporate Governance Principles on our Web site.

The Board of Directors reviewed the relationships between the Firm and each director and determined that in accordance with the NYSE corporate governance listing standards and the Firm’s independence standards, each non-management director (Crandall C. Bowles, Stephen B. Burke, David M. Cote, James S. Crown, Ellen V. Futter, William H. Gray, III, Laban P. Jackson, Jr., David C. Novak, Lee R. Raymond and William C. Weldon) has only immaterial relationships with JPMorgan Chase and accordingly each is an independent director under these standards. There are additional objective tests for independence in the NYSE rules and each of the named directors meets these objective tests for independence as well. Under the NYSE rules, a director employed by the Firm cannot be deemed to be an independent director, and consequently, James Dimon is not an independent director of JPMorgan Chase.

In making its determinations concerning director independence, the Board considered the following transactions between the Firm and each director, the director’s immediate family members and any such person’s principal business affiliations: extensions of credit made by bank subsidiaries of the Firm; financial products and services provided by subsidiaries of the Firm; business transactions for property or services contracted for by subsidiaries of the Firm; and charitable contributions made by the Firm, directly or through its Foundation, to any non-profit organization of which a director is employed as an officer. In particular, the Board considered: for directors Futter and Jackson, extensions of credit provided to them; for directors Bowles, Burke, Cote, Crown, Futter, Jackson, Novak, Raymond and Weldon, credit cards issued to them and their immediate family members; for director Bowles, extensions of credit and other financial services provided to Springs Industries, Inc. and its subsidiaries; for director Burke, extensions of credit and other financial services provided to Comcast Corporation and its subsidiaries; for director Cote, extensions of credit and other financial services provided to Honeywell International Inc. and its subsidiaries; for director Crown, extensions of credit and other financial services provided to Henry Crown and Company and other Crown family-owned entities; for director Futter, extensions of credit and other financial services provided to the American Museum of Natural History; for director Novak, extensions of credit and other financial services provided to Yum! Brands, Inc. and its subsidiaries; and for director Weldon, extensions of credit and other financial services provided to Johnson & Johnson and its subsidiaries. The Board also considered the following relationships: for director Cote, purchases of building safety and security equipment and maintenance services from Honeywell International Inc. and employment since October 2009 of an adult son of Mr. Cote as a non-executive officer of the Firm; for director Crown, leases of office space from subsidiaries of companies in which Mr. Crown and members of his immediate family have indirect ownership interests; for director Weldon, transitional services related to a 2008 acquisition by the Firm’s private equity division of a business of a subsidiary of Johnson & Johnson; and for directors Burke, Crown and Futter, charitable contributions to charitable organizations where those directors serve as an officer or trustee.

Committees of the Board

The Board has five principal committees. The charter of each committee can be found on our Web site at www.jpmorganchase.com under Governance under the About Us tab. Each member of the Audit Committee, the Compensation Committee and the Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the SEC.

Audit Committee – provides oversight of the independent registered public accounting firm’s qualifications and independence; the performance of the internal audit function and that of the independent registered public accounting firm; and management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements, assure compliance with the Firm’s operational risk management processes, and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations. The Board of Directors has determined that Ms. Bowles and Mr. Jackson are audit committee financial experts as defined by the SEC.

Compensation & Management Development Committee – reviews and approves the Firm’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives. The Compensation Committee periodically reviews and approves a statement of the Firm’s compensation practices and principles and also reviews the relationship among risk, risk management and compensation in light of the Firm’s objectives, including its safety and soundness and the avoidance of practices that would encourage excessive risk. Information on the Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis at page 12.

Corporate Governance & Nominating Committee – exercises general oversight with respect to the governance of the Board of Directors, including reviewing the qualifications of nominees for election to the Board and making recommendations to the Board regarding director compensation.

Public Responsibility Committee – reviews and considers the Firm’s position and practices on charitable contributions, community development, legislation, protection of the environment, shareholder proposals involving issues of public interest and public responsibility and other similar issues as to which JPMorgan Chase relates to the community at large, and provides guidance to management and the Board as appropriate.

Risk Policy Committee – provides oversight of the CEO’s and senior management’s responsibilities to assess and manage the Firm’s credit risk, market risk, interest rate risk, investment risk, liquidity risk, reputational risk, and fiduciary risk.

Director meeting attendance

The following table summarizes the membership of the Board and each of its principal committees, and the number of times each met during 2009:

Director	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Risk Policy
Crandall C. Bowles	Member
Stephen B. Burke		Member	Member
David M. Cote				Member	Member
James S. Crown				Member	Chair
James Dimon
Ellen V. Futter				Member	Member
William H. Gray, III	Member			Chair
Laban P. Jackson, Jr.	Chair
David C. Novak		Member	Chair
Lee R. Raymond		Chair	Member
William C. Weldon		Member	Member
Number of meetings in 2009	14	6	3	4	8

During 2009, the Board met 11 times; each director attended 75% or more of the total meetings of the Board and the committees on which he or she served. With respect to the annual meeting of shareholders held May 19, 2009, two directors participated by teleconference; all other nominees were present at the meeting.

Director compensation

Annual compensation – The Board believes it is desirable that a significant portion of director compensation be linked to the Firm’s common stock, and the Board’s total compensation includes approximately one-third cash and two-thirds stock-based compensation. In 2009, each non-management director received an annual cash retainer of $75,000 and an annual grant, made when annual employee incentive compensation was paid, of deferred stock units valued at $170,000 on the date of grant. The director retainer and annual grant amounts have not changed since 2003.

Each deferred stock unit represents the right to receive one share of the Firm’s common stock and dividend equivalents payable in deferred stock units for any dividends paid. Deferred stock units have no voting rights. In January of the year immediately following a director’s termination of service, deferred stock units are distributed in shares of the Firm’s common stock in either a lump sum or in annual installments for up to 15 years as elected by the director.

Each director who is a member of the Audit Committee receives an additional annual cash retainer of $10,000. Each chair of a board committee receives an additional fee of $15,000 per year. Directors who are officers of the Firm do not receive any fees for their service as directors.

The following table summarizes annual compensation for non-management directors.

Compensation	Amount ($)
Board retainer	$75,000
Committee chair retainer	15,000
Audit committee member retainer	10,000
Deferred stock unit grant	170,000

Stock ownership guidelines – As stated in the Corporate Governance Principles, directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a board member.

Deferred compensation – Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including deferred stock units. Upon retirement, compensation deferred into stock units will be distributed in stock; all other deferred cash compensation will be distributed in cash. Deferred compensation will be distributed in either a lump sum or in annual installments for up to 15 years as elected by the director commencing in January of the year following the director’s retirement from the Board.

Reimbursements and insurance – The Firm reimburses directors for their expenses in connection with their board service. We also pay the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.

2009 Director compensation table – The following table shows the compensation for each director in 2009.

Name	Fees earned or paid in cash ($) (1)	2009 Stock award ($) (2)	Change in pension value and non- qualified deferred compensation earnings ($) (3)	Total ($)
Crandall C. Bowles	$85,000	$170,000	$0	$255,000
Stephen B. Burke	75,000	170,000	0	245,000
David M. Cote	75,000	170,000	0	245,000
James S. Crown	90,000	170,000	0	260,000
Ellen V. Futter	75,000	170,000	0	245,000
William H. Gray, III	100,000	170,000	185	270,185
Laban P. Jackson, Jr.	100,000	170,000	0	270,000
David C. Novak	90,000	170,000	0	260,000
Lee R. Raymond	90,000	170,000	0	260,000
William C. Weldon	75,000	170,000	0	245,000

[1]	Includes fees earned, whether paid in cash or deferred.

[2]

The aggregate number of option awards and stock awards outstanding at December 31, 2009, for each current director is included in the Security ownership of directors and executive officers table at page 11 under the columns “Options/SARs exercisable within 60 days” and “Additional underlying stock units,” respectively. All such awards are vested.

[3]

Amounts shown are earnings during 2009 in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans. These investments were made in 2000.

Security ownership of directors and executive officers

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 28, 2010, including shares that could have been acquired within 60 days of that date through the exercise of stock options or stock appreciation rights (SARs), together with additional underlying stock units as described in note 3 to the table, by each director, the current executive officers named in the Summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as of February 28, 2010, by all directors and executive officers as a group and by each director and named executive officer individually is less than 1% of our outstanding common stock.

We have been notified by BlackRock, Inc. (BlackRock), 40 East 52nd Street, New York, NY 10022, that, as of December 31, 2009, it, in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), is the beneficial owner of 239,705,824 shares of our common stock, representing 5.84% of our outstanding common stock. According to the Schedule 13G dated January 20, 2010, filed with the SEC, in the aggregate, BlackRock and the affiliated entities included in the Schedule 13G have sole dispositive power and sole voting power over 239,705,824 shares.

Name	Beneficial ownership			Additional underlying stock units (#) (3)	Total (#)
	Common stock (#) (1)(2)	Options/SARs exercisable within 60 days (#)	Total beneficial ownership (#)
Steven D. Black	444,013	1,815,638	2,259,651	668,223	2,927,874
Crandall C. Bowles	6,280	—	6,280	28,114	34,394
Stephen B. Burke	7,107	—	7,107	47,495	54,602
Michael J. Cavanagh	199,559	711,776	911,335	230,304	1,141,639
David M. Cote	14,000	—	14,000	22,224	36,224
James S. Crown (4)	11,163,281	10,289	11,173,570	98,980	11,272,550
James Dimon (5)	4,945,163	2,157,041	7,102,204	383,015	7,485,219
Mary Callahan Erdoes	77,278	389,538	466,816	325,044	791,860
Ellen V. Futter	951	11,920	12,871	58,003	70,874
William H. Gray, III	—	11,920	11,920	78,328	90,248
Laban P. Jackson, Jr. (5)	18,853	29,764	48,617	73,366	121,983
David C. Novak	44,802	9,240	54,042	56,016	110,058
Lee R. Raymond (5)	1,850	11,920	13,770	148,228	161,998
James E. Staley	335,053	1,069,092	1,404,145	353,274	1,757,419
William C. Weldon	1,131	—	1,131	35,474	36,605
All directors and current executive officers as a group (26 persons) (6)	19,944,426	12,347,221	32,291,647	5,270,053	37,561,700

[1]	Shares owned outright, except as otherwise noted.

[2]

Includes shares pledged as security, including shares held by brokers in margin loan accounts whether or not there are loans outstanding, as follows: Mr. Crown, 10,834,186 shares; Mr. Novak, 41,120 shares; and all directors and executive officers as a group, 10,875,306 shares.

[3]

Amounts include for directors and executive officers, shares or deferred stock units, receipt of which has been deferred under deferred compensation plan arrangements. For executive officers, amounts also include unvested restricted stock units (RSUs) and shares attributable under the JPMorgan Chase 401(k) Savings Plan.

[4]

Includes 129,117 shares Mr. Crown owns individually; 9,287,063 shares owned by partnerships of which Mr. Crown is a partner; 1,547,123 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and shareholder, and a trust of which Mr. Crown is a beneficiary. Also includes 191,105 shares owned by trusts of which Mr. Crown is a co-trustee and beneficiary; and 8,873 shares owned by Mr. Crown’s spouse. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his pecuniary interest in such entities.

[5]

As of February 28, 2010, Mr. Dimon held 12,475 depositary shares, each representing a one-tenth interest in a share of JPMorgan Chase’s Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I (Series I Preferred), of which 3,597 depositary shares are held in trusts for which he disclaims beneficial ownership except to the extent of his pecuniary interest, and 1,851 depositary shares are held by his spouse. Mr. Jackson held 400 depositary shares of Series I Preferred and 15,000 depositary shares, each representing a 1/400th interest in a share of JPMorgan Chase’s 8.625% Non-Cumulative Preferred Stock, Series J (Series J Preferred). Mr. Raymond held 80,000 depositary shares of Series J Preferred.

[6]	William T. Winters was not an executive officer effective September 30, 2009; his ownership is not included in this table.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section is intended to respond to SEC disclosure requirements and provide shareholders and investors with information related to governing and administering our compensation programs. Our intent is to be very transparent on our structure, philosophy and approach. We believe we have taken a prudent and effective approach to compensation for a number of years and our practices were already substantially in line with what regulators have been recommending following the recent financial crisis.

This section is in three parts: The first part, entitled Management’s view on the Firm’s performance, discusses our overall assessment of absolute and relative performance considerations. The second part, entitled Compensation decisions for Named Executive Officers for 2009, describes the compensation determinations made for our named executives for performance year 2009. The third part, entitled Philosophy and approach of our compensation framework, provides greater detail on our compensation approach, structure, philosophy, and practices.

Management’s view on the Firm’s performance

An overview of the performance for the Firm as a whole and for each line of business, and a comparison of 2009 performance against results for previous years on certain key operating metrics, is at Appendix C, pages 47-49.

The Firm reported 2009 net income of $11.7 billion, an increase of $6.1 billion, or 109%, from the prior year. Though these results showed improvement, they did not achieve the Firm’s full earnings potential. In 2009 we continued to distinguish ourselves as a premier Firm. Despite the challenging environment, the Firm was successful in many fundamental areas, including the following:

•	Continued to invest in all of our major businesses.

•	Maintained a strong balance sheet – with a year-end Tier 1 Capital ratio of 11.1%, and Tier 1 Common capital ratio of 8.8%.

•	Increased our allowance for credit losses by $8.7 billion to $32.5 billion.

•

Offered approximately 600,000 new loan modifications in an unprecedented initiative to help struggling homeowners stay in their homes. Additionally, we are committed to opening 51 Chase Homeownership Centers across the country by spring 2010, and we now have more than 14,000 employees dedicated to mortgage loss mitigation.

•

Supported and served 90 million customers and the communities in which the Firm operates. We extended nearly $250 billion in new credit to consumers during the year, and for corporate and municipal clients, either lent or assisted them in raising over $1 trillion in loans, stocks or bonds.

•

Delivered record performance across the board in the Investment Bank, with net income of $6.9 billion on revenue of $28.1 billion. These results were led by best-ever Global Markets revenue of $22 billion and record investment banking fees of $7.2 billion, contributing to a return on equity of 21% on $33 billion of allocated capital, our best result in five years.

•

Increased earnings in Asset Management, with assets under supervision of $1.7 trillion, by 5% in a year that began with strong negative headwinds and finished with a market rally. Overall, the year’s results were the result of several trends, including strong investment performance, continued growth in Private Banking, excellent performance from our Highbridge funds and a breakout year for our U.S. retail mutual-funds business. All of these trends reflected an improving story from the challenges of the past two years.

•	Completed the Washington Mutual integration.

•

Grew the franchise in 2009, with new checking accounts in Retail Financial Services, credit card accounts in Card Services, growth in liability balances in Commercial Banking, new international branches in Treasury & Securities Services, solid net inflows in Asset Management and sustained top Investment Bank rankings in virtually all major categories.

Compensation decisions for Named Executive Officers for 2009

How we compensate our top leadership sets the tone for how we administer pay within the Firm. For 2009, our Board and Compensation Committee considered numerous factors (including those highlighted above) before deciding on the appropriate incentives for the CEO and the other Named Executive Officers, in the context of the current business, operating and regulatory environment.

Determining our CEO’s compensation for 2009

James Dimon. Mr. Dimon has demonstrated not only strong and sustained leadership of the Firm throughout the financial crisis, but has provided meaningful and globally recognized leadership of our industry as well.

Throughout 2008 and into 2009, Mr. Dimon guided the Firm to prepare for the possibility of extremely severe financial and economic circumstances and to enable it to continue in a position of strength even if such circumstances had come to pass. The Firm’s capabilities in these circumstances reflected multi-year adherence to demanding standards for capital and liquidity, management systems, and trade processing capability, among others. Mr. Dimon also guided the Firm to think beyond the crisis and to continue serving the Firm’s customers while considering new investment for the future. Despite the tumultuous year, the Firm was profitable in every quarter.

With respect to his performance and contributions to the Firm for 2009, Mr. Dimon:

•	earned a base salary of $1 million in cash,

•	received no cash incentive, and

•

was awarded equity incentives with a grant date fair value of $14,196,700 in the form of restricted stock units and stock appreciation rights as detailed in the table of Annual and periodic compensation at page 14.

By comparison, Mr. Dimon received no incentive compensation for 2008, and only his base salary.

Determining our other NEOs’ compensation for 2009

Each Named Executive Officer reports directly to Mr. Dimon and runs a major business or function of the Firm and is part of the Operating Committee, comprising the Firm’s senior most executive officers. Mr. Dimon, along with the Compensation Committee and Board, establishes the priorities for each executive and assesses their performance annually.

Their priorities generally include a robust set of quantitative and qualitative factors focused on financial performance, strategic and operational considerations of the Firm and the business or function they lead, management effectiveness, growth, people development and risk/control management. Because specific factors will differ from business to business, function to function, among individuals, and during different business cycles, we do not adopt any specific weighting or formula under which the metrics will be applied.

Business specific objectives are evaluated at various points during the year, such as during the budget process and monthly business reviews. Business priorities focus on financial performance, leadership skills, proper investing in the business (i.e., systems, marketing, recruiting, product development, etc.), innovation, and risk and control. Business priorities are also reviewed with investors by our businesses at our annual Investor Day, which was most recently held on February 25, 2010.

Mr. Dimon discusses with the Compensation Committee his assessment of each Named Executive Officer’s performance with respect to individual contributions, and business or function performance, as well as overall Firm performance. After the review and discussion, Mr. Dimon makes a compensation recommendation to the Compensation Committee for each Operating Committee member. The Compensation Committee then makes final determinations which it then reviews with the Board; in the case of the CEO, the Board ratifies the Compensation Committee’s determination.

Michael Cavanagh. Mr. Cavanagh is the Chief Financial Officer and has helped steer the Firm through some of the most challenging financial times ever experienced in our history. His financial discipline, expertise and guidance to the CEOs of our major business units and LOB financial executives maintained the appropriate planning, execution and controls necessary to navigate through the turbulent financial and regulatory environment.

For his contributions to the Firm, Mr. Cavanagh received total compensation for 2009 of $7,643,100 in the form of a $500,000 base salary, cash incentives of $2,032,000 and equity incentives with a grant date fair value of $5,111,100 in the form of restricted stock units and stock appreciation rights.

Steven Black. Mr. Black was co-CEO of the Investment Bank for the majority of 2009 and assumed the role of Executive Chairman of the Investment Bank in September 2009, where he continued to help transition the leadership of the business to Mr. Staley. In January 2010, he was named Vice Chairman of the Firm. Mr. Black’s strategic leadership contributed to the Investment Bank’s significant achievements in 2009 and helped develop the strengths and capabilities that vaulted the business into the lead position it enjoys today. Under his direction and leadership, the Investment Bank has become a truly global franchise that is a most prominent and trusted financial service provider to clients and a leading supplier of capital to governments and non-profits. The Investment Bank manages the world’s largest virtual debt exchange and is a premier credit originator and market-maker, with proven risk management. Nearly every financial, people, and growth objective was met above expectation, and all were accomplished while maintaining appropriate leverage and capital ratios, excellent productivity levels and a disciplined and effective risk and control environment.

For his performance and contributions, Mr. Black received total compensation of $14,259,200 in the form of a $500,000 base salary, a $2,000,000 cash incentive award, and $11,759,200 in equity incentives awarded entirely in restricted stock units.

Mary Erdoes. Ms. Erdoes was CEO of J.P. Morgan Private Bank and chairman of Global Wealth Management for the majority of 2009. The Private Bank achieved record revenue of $2.6 billion in 2009, led by strong brokerage activity, ranked third in long-term U.S. mutual fund flows and also ranked as the #4 U.S. Mutual Fund Family based on five-year investment performance. Ms. Erdoes was promoted to CEO of Asset Management effective September 30, 2009. Ms. Erdoes has defined priorities for Asset Management that focus on investment performance, innovative products, Private Banking expansion, maintaining and developing our international presence and continued investment for growth.

As a result of Ms. Erdoes’ performance and contributions in the Asset Management business in 2009, she received total compensation of $9,114,800 in the form of a $300,000 base salary, a $3,035,000 cash incentive award, and $5,779,800 in equity incentives in the form of restricted stock units and stock appreciation rights. Ms. Erdoes’ base salary was increased to $500,000 beginning in 2010 consistent with the other CEOs of the Firm’s business units and the members of the Operating Committee.

James Staley. Mr. Staley was the CEO of the Asset Management business for most of 2009 and then became CEO of the Investment Bank effective September 30, 2009. Asset Management increased total net income by 5% in a difficult environment in 2009, managing more than $500 billion in global liquidity assets on behalf of clients as the #1 money-market fund manager in the world. The Firm also completed the acquisition of Highbridge Capital Management. As CEO of the Investment Bank, Mr. Staley has brought a new focus on the strengths and challenges of the business and has defined priorities focused on clients, growth, investment performance, technology, financial performance and reputation.

As a result of Mr. Staley’s performance and contributions both in the Asset Management business and in Investment Banking in 2009, he received total compensation of $9,890,100 in the form of a $500,000 base salary, a $2,000,000 cash incentive award, and $7,390,100 in equity incentives in the form of restricted stock units and stock appreciation rights.

William Winters. Mr. Winters was co-CEO of the Investment Bank through September 30, 2009. As further described at page 28, a separation agreement was entered into with Mr. Winters that provided that he would receive an amount of incentive compensation in respect of 2009 intended to be economically equivalent to that which Mr. Black received.

Compensation actions – The following table shows annual salary in 2009 and annual incentive compensation awarded in 2010 for 2009 performance, which reflects the Compensation Committee’s view of its annual compensation determinations for 2009. The table also shows periodic equity awards granted in 2010 that are separate from annual compensation. The Summary compensation table (SCT) required by the SEC is at page 22.

Annual and periodic compensation

Name and principal position	Year	Annual compensation				Periodic equity awards
		Salary ($)	Incentive compensation		Total ($)
			Cash ($)	RSUs ($) (1)		Special SARs ($) (2)
James Dimon	2009	$1,000,000	$0	$7,952,400	$8,952,400	$6,244,300
Chairman and CEO	2008	1,000,000	0	0	1,000,000	0
	2007	1,000,000	14,500,000	14,500,000	30,000,000	19,868,000	(3)
Michael J. Cavanagh	2009	500,000	2,032,000	3,274,500	5,806,500	1,836,600
Chief Financial Officer	2008	500,000	2,000,000	2,000,000	4,500,000	1,553,200
	2007	500,000	3,750,000	3,750,000	8,000,000	2,980,000
Steven D. Black	2009	500,000	2,000,000	11,759,200	14,259,200	0
Vice Chairman	2008	500,000	0	0	500,000	5,436,200
	2007	400,000	4,900,000	14,700,000	20,000,000	3,973,600
Mary Callahan Erdoes	2009	300,000	3,035,000	4,677,900	8,012,900	1,101,900
CEO Asset Management
James E. Staley	2009	500,000	2,000,000	5,174,100	7,674,100	2,216,000
CEO Investment Bank	2008	500,000	2,250,000	2,250,000	5,000,000	3,883,000
	2007	400,000	8,800,000	8,800,000	18,000,000	3,973,600
William T. Winters	2009	500,000	13,759,200	0	14,259,200	0
Former Co-CEO	2008	500,000	0	0	500,000	5,436,200
Investment Bank	2007	564,379	4,900,000	14,700,000	20,164,379	3,973,600

[1]

The RSUs vest in two equal installments on January 13, 2012 and 2013. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights. Additional conditions applicable to these awards are described at page 19.

[2]

The Firm awarded special SARs to the Named Executive Officers effective February 3, 2010, with an exercise price of $43.20. The fair market value on February 3, 2010, was $40.635 per share. These SARs will become exercisable 20% per year over the five-year period from the date of grant. All shares obtained upon exercise must be held until the fifth year after grant and thereafter become subject to the Firm’s 75% retention requirement. The SARs had a grant date fair value of $11.08 per SAR. Additional conditions applicable to these awards are described at page 19.

[3]

In January 2008, the Firm awarded Mr. Dimon up to 2,000,000 SARs. The terms of this award are distinct from, and more restrictive than, other SAR grants awarded by the Firm. The number of SARs that will become exercisable and their exercise dates are subject to the discretion of the Board. See note 3 to Summary compensation table at page 22. Amount represents the award date fair value assuming the award vested ratably over five years.

The above table is presented to show how the Compensation Committee viewed compensation actions, but it differs substantially from the SCT required by the SEC and is not a substitute for the information required by the SCT at page 22.

The SCT shows compensation information in a format required by the SEC. There are two principal differences between the SCT and the above table:

•

The Firm grants both cash and equity incentive compensation after the earnings for a performance year have been announced. In both the above table and the SCT, cash incentive compensation granted in 2010 for 2009 performance is shown as 2009 compensation. The above table treats equity awards similarly, so that equity awards granted in 2010 are shown as 2009 compensation. The SCT does not follow this treatment and instead reports the value of equity grants in the year in which they are made. As a result, equity awards granted in 2010 for 2009 performance are shown in the above table as 2009 compensation, but the SCT reports for 2009 the value of equity awards granted in 2009 in respect of 2008 performance.

•

The SCT reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not part of current compensation determinations and are not shown above.

Philosophy and approach of our compensation framework

Our compensation philosophy, practices and principles are an important part of our business strategy in helping to attract and retain the employees we need and to provide a control framework for the elements of compensation we use and the processes to implement and maintain a reasonable and appropriately balanced approach to compensation. Critical to JPMorgan Chase’s long-term success is our ability to attract and retain employees with the skills and talent we need to create sustained value for the Firm and its shareholders. Our current and potential talent pool is highly marketable and can be attracted to opportunities across a broad spectrum of regulated and unregulated financial services businesses. Our competition for talent not only includes other global banks, investments banks, regional/local banks, and asset managers, but also boutique investment firms, hedge funds and private equity firms.

We have long tried to maintain a set of practices and principles marked by fiscal discipline, sufficient flexibility to attract and retain talent, and attention to safety and soundness. We believe that we have been at the forefront of sensible compensation practices with well-designed incentives that can and should remain an effective component of our total compensation approach. Although we refine our compensation programs as conditions change, we strive to maintain consistency in our philosophy and approach.

We have a rigorous performance and compensation management system that we believe to be aligned with global regulatory principles. Appendix D is a statement of the Firm’s Compensation practices and principles, which articulates how we operate and further demonstrates why we believe that our compensation processes and programs are aligned with safety and soundness principles. These beliefs help build the following foundation for our approach:

•	Independent Board oversight.

•	Compensation should not be overly rigid, formulaic or short-term oriented.

•	Teamwork and a shared success environment should be encouraged and rewarded.

•	A meaningful ownership stake in the Firm should be used to reinforce alignment with shareholders.

•	Risk management and compensation recovery should be robust to deter excessive risk taking and improper risk management.

•	Attracting, retaining and developing talent is critical to sustaining success.

•	Strict limits or prohibition on executive perquisites and special benefits.

Equally important as what we believe is how we act. In the past year, we undertook extensive internal reviews of our programs in light of the global economic environment, proposed and enacted legislation, and global regulatory initiatives. We have examined our policies and practices against multiple sources of regulatory guidance, and believe that our principles and practices are substantially consistent with recommended approaches.

And over the past several years, we have taken certain actions and implemented various features in our compensation programs to help mitigate risk and improve the alignment to sensible and sound practices.

Highlights of some changes introduced in 2009 and 2010 include the following:

•

In addition to our long standing recoupment policy which enables the Firm to recover cash and equity incentives in the event of material restatement of the Firm’s financial results or a termination for cause, we also implemented terms and conditions in January 2009 for all employees that enable the Firm to clawback or recover these incentives in the event they were based on materially inaccurate performance metrics or on misrepresentations by employees.

-

In January 2010, we implemented enhancements to our provisions in equity awards to enable recovery: 1) for conduct detrimental to the Firm, insofar as it causes material financial or reputational harm to the Firm or its business activities, and 2) for members of the Operating Committee, members of LOB Management Committees and certain other employees, failure to properly identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

•

For Operating Committee members (i.e. the Firm’s most senior officers), we introduced terms and conditions in January 2009 that enable the CEO, with ratification by the Compensation Committee, to determine that awards may be reduced, forfeited or delayed if the executive’s priorities or those of the Firm are not achieved at a level deemed appropriate.

-

For incentives awarded in 2010, the Firm increased the portion deferred into equity based on incentive compensation level to further align deferral rates with global regulatory principles like those of the Financial Stability Board and endorsed by the G-20, specifically to provide longer term incentives for those earning greater compensation and engaged in more material risk-taking activities. Members of the Operating Committee received on average at least 75% of their incentive compensation in equity.

•

Beginning in 2010, approximately 15,000 employees across multiple businesses had the mix of their total compensation adjusted to provide more fixed compensation (i.e., salary) and less variable compensation (i.e., incentives) going forward.

•

Management has engaged the Compensation Committee in more discussions and reviews of the relationship between risk and compensation and the Compensation Committee will now meet at least annually with one or more members of the Risk Policy Committee of the Board of Directors.

As part of our internal review of compensation practices we reconfirmed the value of continuing risk management’s involvement in compensation planning and have further institutionalized their involvement in our compensation process and planning. Management has also continued to look at the evolution of performance-based deferrals and will continue to consider this mechanism depending on the fit with the Firm’s strategic direction and the need to respond competitively within our industry.

Our compensation principles and practices are described below. Compensation practices continue to evolve and we will aim to continue to be at the forefront of best compensation practices in the industry.

• Independent Board oversight

JPMorgan Chase’s compensation framework is supported by our corporate governance and board oversight.

•

The Board of Directors, through the Compensation Committee, oversees our compensation programs, including overall accruals, mix of cash/stock, deferral percentages, and vehicles for delivering equity including terms and conditions.

•	The Board of Directors regularly reviews financial performance, risk management and incentive compensation.

Authorities and responsibilities – In addition to approving compensation for Operating Committee members, the Compensation Committee approves the formula, pool calculation and performance goals for the shareholder approved Key Executive Performance Plan (KEPP) as required by Section 162(m)(1) of the Internal Revenue Code, reviews line of business total incentive accruals versus performance throughout the year, approves final aggregate incentive funding, and approves total equity grants under the Firm’s long-term incentive plan and the terms and conditions for each type of award. The Compensation Committee has delegated authority to the Director Human Resources to administer and amend the compensation and benefits programs.

Compensation review processes – Compensation of Operating Committee members depends not only on how they as individuals perform, but also on how the Firm as a whole performs. We assess their specific performance based on short-, medium- and longer-term objectives tailored to specific lines of business and functional areas.

Our disciplined compensation processes involve a series of reviews and assessments by successive levels of management within lines of business, the Operating Committee, the CEO, the Compensation Committee and the Board of Directors. The CEO presents his assessment of individual performance and a recommended set of compensation actions for the other Operating Committee members to the Compensation Committee for their consideration. The Compensation Committee discusses the CEO’s compensation entirely in its independent executive session and seeks full Board ratification of its determinations. No member of the Operating Committee other than the CEO has a role in making a recommendation to the Compensation Committee as to the compensation of any member of the Operating Committee.

• Compensation should not be overly rigid, formulaic or short-term oriented • Teamwork and a shared success environment should be encouraged and rewarded

For senior level employees, a significant portion of compensation should be, and is, variable, and the Firm seeks real differentiation in compensation among our most senior employees based on their accomplishments.

As a general matter, in assessing performance, we consider:

•	Performance of the individual employee, the relevant line of business, and the Firm as a whole.

•	Performance that is based on measurable and sustained financial results through the business cycle.

•

Performance that is both relative and absolute, in that each year’s performance is compared not just to our own prior performance or achievement of current goals, but also to appropriately chosen comparison companies that compete in similar markets and provide similar financial products and services.

The performance criteria we consider include a robust set of quantitative and qualitative factors focused on financial performance, leadership skills, proper investing in the business, innovation and risk/control management. While specific factors will differ from business to business, function to function, and during different business cycles, among the most important factors that commonly apply are:

•	Financial performance – operating earnings; revenue growth; expense management; return on capital; capital and liquidity management; quality of earnings

•

Leadership skills – contribution across business lines; establishing, refining and executing long-term strategic plans; attracting, developing and retaining highly effective and diverse leaders; executing acquisition integration tasks; building an inclusive culture; supporting the Firm’s values

•

Investing in the business – investing for growth (business expansion and technology); executing other major projects; achieving and maintaining market leadership positions in key businesses; supporting and strengthening the communities we serve worldwide

•	Innovation – improving client satisfaction; improving operational efficiency; thinking beyond your own business

•	Risk and control management – credit and risk management; maintaining compliance and controls; protecting the Firm’s integrity and reputation

We approach our incentive compensation arrangements through an integrated risk, compensation and financial management framework. JPMorgan Chase has in place a robust risk management discipline that captures, monitors, and controls the risks created by its business activities. The goal is to not only manage the dynamic risks of the Firm, but also to create a culture of risk awareness and personal accountability. Any substantial introduction of emerging risks or increase in risks routinely taken would either be largely controlled by the risk limits in place or identified through the frequent risk reporting that occurs throughout the Firm. This risk discipline seeks to ensure that the potential for excessive risk taking by any individual, group, or business is controlled, regardless of the motivation.

Applying a disciplined financial management and measurement system is another important element that seeks to ensure that our financial performance results are risk-adjusted and can be measured objectively in light of performance targets, competitor performance, quality of earnings and the credit cycle. Our approach to financial measurement is based on two key principles:

•	Earnings recognition, where appropriate, reflects the inherent risks of positions taken to generate profits.

•

All LOBs are measured with “fully-loaded” earnings and balance sheets as though they were stand-alone companies. This approach is reflected in arms-length agreements and market-based pricing for revenue sharing amongst businesses, funds transfer pricing, expense allocations and capital allocations.

We believe that no one, single performance metric should determine the level of incentives awarded, particularly since there needs to be a balance of short-term and long-term metrics and a focus on sustained performance. Likewise, more balanced incentives should use multiple levels of performance measurement to discourage decisions that would only benefit one of several key stakeholders, i.e. individual executives, teams, the Firm or shareholders.

• A meaningful ownership stake in the Firm should be used to reinforce alignment with shareholders

We believe that an ownership stake in the Firm best aligns our employees’ interests with those of our shareholders.

Our compensation programs are designed to annually deliver a meaningful portion of total compensation in equity to employees who can have the greatest impact on the bottom line and to increase for our most senior employees the equity portion of their compensation to strengthen their alignment with shareholders. JPMorgan Chase pays a larger portion of our executive compensation in equity-based long-term incentives when compared to many companies in our comparison group. Employees whose incentive compensation is $20,000 receive 10% in the form of RSUs. The percentage awarded as RSUs increases as compensation increases. That enhanced alignment to shareholder interests is deliberate and focuses executive activities and decisions on those areas that increase shareholder value. We further believe that competitive, annual equity awards subject to multi-year vesting and termination/forfeiture provisions effectively emphasize the long-term view of our business and bolster the retention of our top talent.

Our policies require share ownership for directors and executive officers and encourage continued ownership for others. Directors pledge to retain all shares of JPMorgan Chase while they serve as a director. Senior executives are expected to establish and maintain a significant level of direct ownership. Mr. Dimon and other members of the Operating Committee are required to retain at least 75% of the shares they receive from equity-based awards, including options, after deduction for option exercise costs and taxes; members of the Executive Committee who are not members of the Operating Committee are required to retain at least 50% of such shares. The retention requirement does not apply to shares received as part of incentive compensation in excess of the percentage that would be received under the firmwide stock-cash table generally applicable to employees at such incentive compensation level. Executives are subject to these retention requirements during their service on such committees; any exceptions are subject to approval by the General Counsel. In 2009, the Firm reduced the applicable retention requirement for members of Executive Committee who are not members of the Operating Committee from 75% to 50% of the shares they receive during their service on such committee to balance an increase in the percentage of equity awarded as part of incentive compensation.

No hedging – Directors and members of the Operating Committee and the Executive Committee are not permitted to sell short or to hedge the economic risk of their ownership of our shares.

Shareholdings of directors and executive officers are shown in the table at page 11.

• Risk management and compensation recovery should be robust to deter excessive risk taking and improper risk management

JPMorgan Chase seeks effective controls for designing, implementing, and monitoring incentive compensation.

•	Incentive compensation is generally discretionary, based on individual, LOB and Firm performance.

•

Our approach to financial measurement, risk and compensation management enables us to align employees’ incentive compensation with their contributions to sustained, risk-adjusted financial performance.

-	Incentive accruals are determined in the context of the Firm’s capital and liquidity considerations.

-	Incentives are based on risk-adjusted P&L and are calibrated to the underlying risk of the business activity.

•

Beginning in 2008, the Compensation Committee reviewed with the Chief Risk Officer the risks that the Firm faces and elements of our organizational structure, management practices and compensation programs that would discourage unnecessary or excessive risk-taking, and will continue to do so going forward. In 2009, this review included the self-assessment of all incentive arrangements for the Firm. Beginning in 2009 the Compensation Committee determined to meet at least annually with one or more members of the Risk Policy Committee and in December 2009 met with the full committee.

•	There is appropriate separation between risk and control functions and the businesses they oversee, which is necessary to avoid potential conflicts of interest.

•

Internal Audit conducts regular, independent audits of the Firm’s compliance with its established policies and controls regarding incentive compensation management and reports findings to appropriate levels of management. Additionally, all adversely-rated audits are reported to the Audit Committee of the Board of Directors.

JPMorgan Chase believes its incentive compensation arrangements are fair and balanced.

•

The Compensation Committee exercises its business judgment in determining the compensation of members of the Operating Committee, and members of the Operating Committee and other senior managers similarly exercise business judgment in determining the compensation of employees who report to them.

•	Incentive compensation decisions are based on employees’ contributions to sustained financial performance adjusted for risk-taking and capital usage.

•

We do not rely on formulaic approaches tied to narrow measures. Performance evaluations consider multiple criteria –individual performance, business unit performance, Firm performance, controls, partnership and culture.

•	Performance measures included in incentive plans are assessed for the potential to encourage or discourage employees to take excessive risks and assist in mitigating those risks.

•	Incentive compensation arrangements distinguish employees whose activities may expose the organization to material risks.

•

We use mechanisms, such as risk-adjusted metrics, deferrals, clawbacks and three- and five-year vesting on long term incentives to seek to ensure that compensation considers the relationship of near-term rewards to longer-term risks.

-

The use of risk-adjusted financial results in compensation arrangements ensures that longer-term risks are first quantified and then applied in current-year incentives. Therefore, a person’s incentive compensation in the current year would be affected by the capital charges, valuation adjustments, reserving, and other factors resulting from the consideration of long-term risks.

-

The majority of compensation plans at JPMorgan Chase address potential timing conflicts by including payment deferral features. Awards that are deferred into equity have multi-year vesting. By staggering the vesting of equity awards over time, the interests of employees to build long-term, sustainable performance (i.e., quality earnings) are better aligned with the long-term interests of both customers and shareholders.

-	Incentives are split between cash and deferred equity, with the percentage being deferred and awarded in equity increasing as an employee’s incentive compensation increases.

-	Clawback/recovery provisions are in place for incentive awards (cash incentive compensation and equity awards).

•	The Firm rarely offers guarantees or enters into employment contracts, and no Operating Committee member has a contract.

•	There are no golden parachutes for executives and we do not use supplemental executive retirement plans.

•	Compensation of risk and control professionals is not predominantly based on the performance of the business they oversee.

We strive for a long-term orientation both in the way we assess performance and in the way we structure compensation. The aim of our compensation programs and policies is to motivate all employees to attain strong and sustained performance, both on an absolute and relative basis. We achieve this through processes and tools that are clear, transparent and effective at driving behaviors that expand the depth and breadth of our positive impact on clients. Our goal is to significantly differentiate executive compensation through the annual compensation process and through periodic equity awards to appropriately recognize outstanding performance.

Certain features of our compensation programs are targeted to help us achieve individual objectives, and other elements help us achieve multiple objectives simultaneously. Our vesting periods for stock awards generally provide that one-half vests after two years and the balance vests after three years. As a result of these awards, employees share the same interest in the Firm’s long-term success as other shareholders, and we believe that such ownership is a positive factor in retaining key employees. We also use these features to focus executives across all lines of business on longer-term strategy and the overall results of the Firm, particularly at more senior levels where executives can have a greater influence on our long-term success.

JPMorgan Chase has policies that would permit recovery of incentive compensation awards in appropriate circumstances.

•

Stock-based awards vest over multiple years, and such awards granted in 2010 are subject to the Firm’s right to cancel an unvested or unexercised award, and to require repayment of the value of certain shares distributed under awards already vested if:

-	the employee is terminated for cause or the Firm determines after termination that the employee could have been terminated for cause,

-	the employee engages in conduct that causes material financial or reputational harm to the Firm or its business activities,

-	the Firm determines that the award was based on materially inaccurate performance metrics, whether or not the employee was responsible for the inaccuracy,

-	the award was based on a material misrepresentation by the employee,

-

and for members of the Operating Committee – the Firm’s 16 most senior executives – and certain other employees, there is a failure to properly identify, raise, or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

•

Under our recoupment policy adopted in 2006, the Firm may seek repayment of incentive compensation (cash and equity) in the event of a material restatement of the Firm’s financial results for the relevant period.

Additional conditions apply to RSUs and SARs granted to Operating Committee members in 2009 and 2010.

•

For members of the Operating Committee, equity awards granted in January 2009 and January 2010 contain new conditions. Although it is intended and expected that the RSU and SAR awards would vest and/or become exercisable as scheduled, the terms and conditions of the awards allow for reduction, forfeiture or deferral in scheduled vesting or exercisability in the event of a determination of the performance of the executive and the Firm (which may include more than one performance year) by the CEO, as part of the Firm’s annual performance assessment process, that an executive has not achieved satisfactory progress toward the priorities that have been established for the executive or that the Firm has not achieved satisfactory progress toward the Firm’s priorities for which the executive shares responsibility as a member of the Operating Committee. Such determination is subject to ratification by the Compensation Committee. In the case of an award to the CEO, such determination would be made by the Compensation Committee subject to ratification by the Board of Directors.

•	RSU grants vest 50% after two years and 50% after three years and SARs become exercisable 20% per year over five years, and the above condition applies throughout the vesting period of the grants.

• Attracting, retaining and developing talent is critical to sustaining success

Our compensation programs are intended to attract and retain employees with the skills and talent we need to create sustained value for the Firm and its shareholders. We believe our approach is simple, consistent, effective and understandable. As such, we rely on commonly recognized elements of compensation and we use various design mechanisms to seek to ensure our incentive compensation arrangements are sensitive to risk-taking. In determining our compensation elements and their design, we also review the competitive landscape.

Structure and design – The major elements we use in the core structure and design of our programs are summarized in Appendix E. Our salary programs, compensation levels, cash/stock mix, deferral rates, terms and conditions for equity awards, and the design of business-specific incentives are among the elements we frequently review.

Talent management, development and succession planning – As part of our resolve to focus on long-term sustained value, we look to ensure that we are developing leaders for the future. We have introduced a disciplined process of talent reviews focused on thorough assessments, enhanced executive development programs and rotations of top executives to prepare them for greater responsibility. We are committed to having a strong pipeline to deal with succession for our Operating Committee, including the CEO position.

At least annually the non-management directors make an evaluation of the Chairman and Chief Executive Officer, normally in connection with a review of executive officer annual compensation. Succession planning is also considered at least annually by the non-management directors with the Chief Executive Officer. Generally the Compensation & Management Development Committee considers management development in preparation for discussion by the full Board.

Relevant market place – We use comparison groups, or benchmarking, to understand market practices and trends, to evaluate the competitiveness of our programs and to assess the efficiency of these programs. Each of our lines of business operates under our overall compensation framework, but uses compensation programs appropriate to its competitive environment. Given the diversity of our businesses, our global operations and the complexity of the products and services we provide, our comparison group is also diverse, global and complex.

As a result, the Compensation Committee generally reviews actual compensation levels, typically from public data, for companies that either directly compete with us for business and/or talent or are global organizations with similar scope, size or other characteristics to JPMorgan Chase. Because we view our executive officers as highly talented executives capable of rotating among the leadership positions of our businesses and key functions, we also place importance on the internal pay relationships among members of our Operating Committee.

The Compensation Committee and Board of Directors did not engage the services of a compensation consultant in 2009. The Firm utilized external sources to provide certain compensation data.

Below the level of our most senior officers, our businesses generally benchmark against direct business competitors, while functional areas benchmark against a blend of financial services and large, globally integrated businesses. We view benchmarking as important for an understanding of the market, but we use market factors to inform, not override, our focus on pay for performance and internal equity.

• Strict limits or prohibition on executive perquisites and special benefits

There are no golden parachutes or special severance plans.

•	No golden parachutes for any executives.

•	No employment contracts other than occasional exceptions upon hire. No change in control agreements.

•	No special severance programs for Operating Committee or Executive Committee members; the Firm’s policy limits severance effective April 2009 to a maximum of 52 weeks salary based on years of service.

•

Equity award terms provide that awards continue to vest on the original schedule, without acceleration and subject to additional restrictions, for employees who have resigned and meet the Firm’s full career eligibility requirements.

There are no special executive benefits.

•	No pension credits for bonuses.

•	No 401(k) Savings Plan matching contributions for any senior executive.

•	No special medical, dental, insurance or disability benefits for executives. The higher an executive’s compensation, the higher the premiums they pay.

•	No private club dues, car allowances, financial planning, tax gross-ups for benefits, etc.

•	Voluntary deferred compensation program is limited to a maximum contribution of $1 million annually, $10 million lifetime cap for cash deferrals made after 2005.

Administrative provisions

Deductibility of executive compensation – To maintain flexibility in compensating executive officers, the Compensation Committee does not require all compensation to be awarded in a tax-deductible manner, but it is their intent to do so to the fullest extent possible and consistent with overall corporate goals. To that end, shareholders re-approved KEPP in May 2008, which covers all executive officers, including the Named Executive Officers, and their annual cash incentive awards and RSUs are delivered under the plan.

Equity grant practices – Equity grants are awarded as part of the annual compensation process, as periodic long-term awards and as part of employment offers for new hires. In each case, the grant price is not less than the average of the high and the low prices of JPMorgan Chase common stock on the grant date. Grants made as part of the annual compensation process are generally awarded in January after earnings are released and generally in the form of RSUs. RSUs carry no voting rights; however, dividend equivalents are paid on units at the time actual dividends are paid on shares of JPMorgan Chase common stock. The Firm does not grant options with restoration rights and prohibits repricing of stock options and SARs.

Compensation & Management Development Committee report

The Compensation & Management Development Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.

Based on such review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ending December 31, 2009. This report is provided as of March 16, 2010, by the following independent directors, who comprise the Compensation & Management Development Committee:

Lee R. Raymond (Chairman)

Stephen B. Burke

David C. Novak

William C. Weldon

Executive compensation tables

The following tables and related narratives present the compensation for our Named Executive Officers in the format specified by the SEC. The below table does not reflect equity awards made in 2010 for 2009 performance. The table of Annual and periodic compensation at page 14 shows how the Compensation Committee viewed compensation actions.

I. Summary compensation table (SCT)

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($) (2)	Option awards ($)(2)		Change in pension value and nonqualified deferred compensation earnings ($) (3)	All other compensation ($)		Total ($)
James Dimon	2009	$1,000,000	$0	$0	$0		$56,386	$265,708	(5)	$1,322,094
Chairman and CEO	2008	1,000,000	0	14,500,000	19,868,000	(4)	48,456	348,101		35,764,557
	2007	1,000,000	14,500,000	13,000,000	0		31,202	356,330		28,887,532
Michael J. Cavanagh	2009	500,000	2,032,000	2,000,000	1,553,200		42,280	—		6,127,480
Chief Financial Officer	2008	500,000	2,000,000	3,750,000	3,432,600	(6)	22,204	—		9,704,804
	2007	500,000	3,750,000	3,000,000	0		6,017	—		7,256,017
Steven D. Black	2009	500,000	2,000,000	0	5,436,200		25,635	—		7,961,835
Vice Chairman	2008	491,667	0	14,700,000	3,973,600		23,723	—		19,188,990
	2007	400,000	4,900,000	10,300,000	0		14,435	—		15,614,435
Mary Callahan Erdoes (7)	2009	300,000	3,035,000	3,200,000	3,883,000		35,621	—		10,453,621
CEO Asset Management
James E. Staley	2009	500,000	2,000,000	2,250,000	3,883,000		327,492	—		8,960,492
CEO Investment Bank	2008	491,667	2,250,000	8,800,000	3,973,600		197,489	—		15,712,756
	2007	400,000	8,800,000	5,300,000	0		99,852	—		14,599,852
William T. Winters (8)	2009	442,302	13,759,200	0	5,436,200		402,372	—		20,040,074
Former Co-CEO	2008	524,767	0	14,700,000	3,973,600		315,697	—		19,514,064
Investment Bank	2007	564,379	4,900,000	10,300,000	0		190,778	—		15,955,157

[1]	Includes amounts awarded, whether paid or deferred. Amounts were awarded in the year following the year shown.

[2]

Includes amounts awarded during the year shown. Amounts are the fair value on the grant date (or, if no grant date was established, on the award date). The Firm’s accounting for employee stock-based incentives (including assumptions used to value employee stock options and SARs) granted during the years ended December 2009, 2008 and 2007, is described in Note 9 to the Firm’s consolidated financial statements in the 2009 Annual Report at page 186.

[3]

Amounts are the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) for the respective years shown. Amounts shown also include earnings during 2009, 2008 and 2007 in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans: Mr. Winters, $317,747, $266,465 and $180,540, respectively.

[4]

In January 2008, the Firm awarded Mr. Dimon up to two million SARs. The terms of this award are distinct from, and more restrictive than, other equity grants periodically awarded by the Firm. The SARs, which have a ten-year term, will become exercisable no earlier than January 22, 2013, and have an exercise price of $39.83, the price of JPMorgan Chase common stock on the date of the award. The number of SARs that will become exercisable (ranging from none to the full two million) and their exercise date or dates may be determined by the Board of Directors based on an assessment of the performance of both the CEO and JPMorgan Chase. That assessment will be made by the Board in the year prior to the fifth anniversary of the date of the award, relying on such factors that in its sole discretion the Board deems appropriate. Due to the substantial uncertainty surrounding the number of SARs that will ultimately become exercisable and their exercise dates, a grant date has not been established for accounting purposes. However, since the service inception date precedes the grant date, the Firm recognizes expenses associated with this award ratably over an assumed five-year service period, subject to a requirement to recognize changes in the fair value of the award through the grant date. Amount represents the award date fair value assuming the award vested ratably over five years. The Firm recognized $9.4 million and $1.4 million in compensation expense in 2009 and 2008 respectively, for this award.

[5]	The following table describes each component of the All other compensation column for Mr. Dimon:

All other compensation

Name	Personal use of aircraft	Personal use of cars	Other	Total
James Dimon	$90,584	$78,824	$96,300	$265,708

Incremental costs are determined as follows:

– Aircraft: operating cost per flight hour for the aircraft type used, developed by an independent reference source, including fuel, fuel additives and lubricants; landing and parking fees; crew expenses; small supplies and catering; maintenance labor and parts; engine restoration costs; and a maintenance service plan.

– Cars: annual lease valuation of the assigned car; annual insurance premiums; fuel expense; estimated annual maintenance; and annual driver compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use based on mileage.

– Other includes $1,017 for the cost of life insurance premiums paid by the Firm (for basic life insurance coverage equal to one times salary) and $95,283 for the cost of residential security paid by the Firm.

[6]

Includes $452,398 recognized for restorative options issued under options originally granted under Bank One programs in 2002 and earlier. The issuance of such options did not require Board approval and was not discretionary. The Firm no longer grants options with a restorative feature.

[7]	Ms. Erdoes was not an Executive Officer in 2008 or 2007.

[8]

Mr. Winters was located in London and his annual salary was designated as £282,400 paid monthly. The blended applicable spot rate used to convert Mr. Winters’ salary to U.S. dollars on the twelve monthly payroll dates in 2009, 2008 and 2007 was 1.56623, 1.85824 and 1.999 U.S. dollars per pound sterling respectively.

II. 2009 Grants of plan-based awards (1)

The following table shows grants of plan-based awards made in January 2009.

Name	Grant date	Approval date	Stock awards	Option awards		Grant date fair value ($)
			Number of shares of stock or units (#) (2)	Number of securities underlying options (#) (3)	Exercise price ($/Sh)
James Dimon (4)	N/A	N/A
Michael J. Cavanagh	1/20/2009	1/19/2009	102,644			$2,000 000
	1/20/2009	1/19/2009		200,000	$19.49	1,553,200
Steven D. Black	1/20/2009	1/19/2009		700,000	19.49	5,436,200
Mary Callahan Erdoes	1/20/2009	1/19/2009	164,229			3,200,000
	1/20/2009	1/19/2009		500,000	19.49	3,883,000
James E. Staley	1/20/2009	1/19/2009	115,474			2,250,000
	1/20/2009	1/19/2009		500,000	19.49	3,883,000
William T. Winters	1/20/2009	1/19/2009		700,000	19.49	5,436,200

[1]

Effective February 3, 2010, the Compensation Committee granted RSU awards as part of the 2009 annual incentive compensation and stock-settled SARs as part of a special grant of periodic equity awards. Because these awards were granted in 2010, they do not appear in this table, which is required to include only awards actually granted during 2009. The awards granted in February 2010 are reflected in the “Annual and periodic compensation” table at page 14.

[2]

The RSUs vest in two equal installments on January 25, 2011 and 2012. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights.

[3]	These SARs will become exercisable 20% per year over the five-year period from the date of grant.

[4]	Mr. Dimon received no RSU awards and no SARs in 2009.

III. Outstanding equity awards at fiscal year-end 2009

The following table shows the number of shares of the Firm’s common stock underlying (i) exercisable and unexercisable stock options and SARs and (ii) RSUs that have not yet vested held by the Firm’s Named Executive Officers on December 31, 2009.

Name	Option awards						Stock awards
	Number of securities underlying unexercised options: # exercisable (1)	Number of securities underlying unexercised options: # unexercisable (1)	Option exercise price ($)	Option expiration date	Option grant date (2)		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Stock award grant date (2)
James Dimon	641,156	—	$28.8636	3/27/2010	4/23/2001	(b)	—
	462,000	—	31.2197	4/16/2012	4/16/2002	(c)	—
	1,223,330	—	30.0606	3/27/2010	7/21/2003	(b)	—
	600,481	—	37.4700	1/20/2015	1/20/2005	(d)	—
	862,835	—	42.6200	3/27/2010	4/20/2006	(b)	—
	231,725	—	42.6200	2/9/2011	4/20/2006	(b)	134,716		1/18/2007	(d)
	—	2,000,000	39.8300	1/22/2018	1/22/2008	(j)	364,048		1/22/2008	(d)

Total awards (#)	4,021,527	2,000,000					498,764	$20,783,496

Market value of in-the-money options ($)	$29,763,086	$3,680,000

Michael J. Cavanagh	133,333	66,667	$37.4700	1/20/2015	1/20/2005	(e)	—
	166,666	83,334	34.7800	10/20/2015	10/20/2005	(e)	—
	10,006	—	45.3800	5/1/2010	5/1/2006	(b)	—
	43,542	—	45.3800	4/16/2012	5/1/2006	(b)	—
	66,666	133,334	46.7900	10/19/2016	10/19/2006	(e)	—
	60,000	240,000	39.8300	1/22/2018	1/22/2008	(c)	—
	54,271	—	47.8350	5/1/2010	1/30/2008	(b)	31,089		1/18/2007	(d)
	10,625	—	47.8350	4/16/2012	1/30/2008	(b)	94,151		1/22/2008	(d)
	—	200,000	19.4900	1/20/2019	1/20/2009	(c)	102,644		1/20/2009	(d)

Total awards (#)	545,109	723,335					227,884	$9,495,926

Market value of in-the-money options ($)	$1,818,728	$5,731,772

Steven D. Black	120,958	—	$49.6042	4/27/2010	4/27/2000	(f)	—
	29,286	—	51.2200	1/18/2011	1/18/2001	(f)	—
	292,855	—	51.2200	1/18/2011	1/18/2001	(i)	—
	142,877	—	36.8500	1/17/2012	1/17/2002	(h)	—
	162,823	—	36.8500	1/17/2012	1/17/2002	(f)	—
	304,527	—	21.8700	2/12/2013	2/12/2003	(d)	—
	228,979	—	39.9600	2/11/2014	2/11/2004	(d)	—
	233,333	116,667	34.7800	10/20/2015	10/20/2005	(e)	—
	80,000	320,000	39.8300	1/22/2018	1/22/2008	(c)	106,736		1/18/2007	(d)
	—	700,000	19.4900	1/20/2019	1/20/2009	(c)	369,069		1/22/2008	(d)

Total awards (#)	1,595,638	1,136,667					475,805	$19,826,794

Market value of in-the-money options ($)	$9,649,527	$16,918,636
Mary Callahan Erdoes	18,347	—	$51.2200	1/18/2011	1/18/2001	(a)	—
	32,214	—	51.2200	1/18/2011	1/18/2001	(i)	—
	25,645	—	36.8500	1/17/2012	1/17/2002	(f)	—
	66,666	33,334	34.7800	10/20/2015	10/20/2005	(e)	—
	66,666	133,334	46.7900	10/19/2016	10/19/2006	(e)	21,762		1/18/2007	(d)
	80,000	120,000	45.7900	10/18/2017	10/18/2007	(c)	91,389		1/22/2008	(d)
	—	500,000	19.4900	1/20/2019	1/20/2009	(c)	164,229		1/20/2009	(d)

Total awards (#)	289,538	786,668					277,380	$11,558,425

Market value of in-the-money options ($)	$582,938	$11,319,671

James E. Staley	106,743	—	$51.2200	1/18/2011	1/18/2001	(a)	—
	175,713	—	51.2200	1/18/2011	1/18/2001	(i)	—
	76,324	—	36.8500	1/17/2012	1/17/2002	(f)	—
	152,264	—	21.8700	2/12/2013	2/12/2003	(d)	—
	131,382	—	39.9600	2/11/2014	2/11/2004	(d)	—
	166,666	83,334	34.7800	10/20/0215	10/20/2005	(e)	54,923		1/18/2007	(d)
	80,000	320,000	39.8300	1/22/2018	1/22/2008	(c)	220,939		1/22/2008	(d)
	—	500,000	19.4900	1/20/2019	1/20/2009	(c)	115,474		1/20/2009	(d)

Total awards (#)	889,092	903,334					391,336	$16,306,971

Market value of in-the-money options ($)	$4,902,901	$12,252,971

Name	Option awards						Stock awards
	Number of securities underlying unexercised options: # exercisable (1)	Number of securities underlying unexercised options: # unexercisable (1)	Option exercise price ($)	Option expiration date	Option grant date (2)		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Stock award grant date (2)
William T. Winters	320,228	—	$51.2200	1/18/2011	1/18/2001	(a)	—
	109,615	—	51.2200	1/18/2011	1/18/2001	(d)	—
	292,855	—	51.2200	1/18/2011	1/18/2001	(g)	—
	666,741	—	44.9950	7/2/2011	7/2/2001	(a)	—
	187,289	—	36.8500	1/17/2012	1/17/2002	(h)	—
	367,868	—	39.9600	2/11/2014	2/11/2004	(d)	—
	233,333	116,667	34.7800	10/20/2015	10/20/2005	(e)	—
	80,000	320,000	39.8300	1/22/2018	1/22/2008	(c)	106,736		1/18/2007	(d)
	—	700,000	19.4900	1/20/2019	1/20/2009	(c)	369,069		1/22/2008	(d)

Total awards (#)	2,257,929	1,136,667					475,805	$19,826,794

Market value of in-the-money options ($)	$3,286,651	$16,918,636

[1]	Value based on $41.67, the closing price per share of our common stock on December 31, 2009.

[2]	The awards set forth in the table have the following vesting schedule:
(a)	3 equal installments in years 1, 2 and 3
(b)	Restorative options (but not the original grant to which they relate) vest 100% after six months
(c)	5 equal installments in years 1, 2, 3, 4 and 5
(d)	2 equal installments in years 2 and 3
(e)	3 equal installments in years 3, 4 and 5
(f)	4 equal installments in years 1, 2, 3 and 4
(g)	100% after 5 years
(h)	100% after 1 year
(i)	100% after 6 years; were subject to accelerated vesting based on performance criteria
(j)	See note 3 to Summary compensation table at page 22.

IV. 2009 Option exercises and stock vested table

The following table shows the number of shares acquired and the value realized during 2009 upon the exercise of stock options and the vesting of RSUs previously granted to each of the Named Executive Officers. The option exercises for each of the Named Executive Officers, except for Mr. Winters, were of options scheduled to expire in 2009.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
James Dimon	660,000	$4,440,414	295,697	$6,858,692
Michael J. Cavanagh	99,000	753,182	53,447	1,239,703
Steven D. Black	—	—	172,023	3,990,073
Mary Callahan Erdoes	8,377	999	40,544	940,418
James E. Staley	222,000	702,463	91,143	2,114,062
William T. Winters	347,737	6,919,201	172,023	3,990,073

[1]

Values were determined by multiplying the number of shares of our common stock to which the exercise of the options related by the difference between the per-share fair market value of our common stock on the date of exercise and the exercise price of the options.

[2]	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.

V. 2009 Pension benefits

The table below quantifies the retirement benefits expected to be paid to our Named Executive Officers under the Firm’s current retirement plans and plans closed to new participants. The terms of the plans are described below the table. No payments were made under these plans during 2009.

Name	Plan name	Number of years of credited service (#)	Present value of accu- mulated benefit ($)
James Dimon	Retirement Plan	9	$76,410
	Excess Retirement Plan	9	258,157
Michael J. Cavanagh	Retirement Plan	9	69,965
	Excess Retirement Plan	9	121,825
Steven D. Black	Retirement Plan	9	85,668
	Excess Retirement Plan	9	58,004
Mary Callahan Erdoes	Retirement Plan	13	131,842
	Excess Retirement Plan	13	14,551
James E. Staley	Retirement Plan	30	414,950
	Excess Retirement Plan	30	110,567
	Executive Retirement Plan	7	860,241
William T. Winters	Retirement Plan	26	290,869
	Excess Retirement Plan	26	126,074

Retirement Plan – This is a qualified noncontributory U.S. defined benefit pension plan that provides benefits to substantially all U.S. employees. The plan employs a cash balance formula, in the form of pay and interest credits, to determine the benefits to be provided at retirement, based upon eligible salary and years of service. The valuation method and all material assumptions used to calculate the amounts above are consistent with those reflected in Note 8 to the Firm’s financial statements in the 2009 Annual Report. Employees begin to accrue plan benefits after completing one year of service, and benefits generally vest after three years of service. Pay credits are equal to a percentage (ranging from 3% to 9%, with certain formulas preserved from heritage company plans of up to 14%) of base salary up to the legal limit ($245,000 in 2009), based on years of service. Effective February 1, 2010, the plan was amended to provide pay credits equal to a percentage (ranging from 3% to 5%) of base salary up to $100,000, based on years of service. Interest credits generally equal the yield on one-year U.S. Treasury bills plus one percent (subject to a minimum of 4.5%). Account balances include the value of benefits earned under prior heritage company plans, if any. Benefits are payable as an actuarially equivalent lifetime annuity with survivorship rights (if married) or optionally under a variety of other payment forms, including a single-sum distribution. As of December 31, 2009, the Named Executive Officers were earning the following pay credit percentages: Mr. Dimon, 4%; Mr. Cavanagh, 4%; Mr. Black, 4%; Ms. Erdoes, 5%; Mr. Staley, 10%; and Mr. Winters, 9%. Effective February 1, 2010, the pay credit percentages are: Mr. Dimon, 3%; Mr. Cavanagh, 3%; Mr. Black, 3%; Ms. Erdoes, 4%; Mr. Staley, 5%; and Mr. Winters, 5%.

Excess Retirement Plan – The purpose of this non-qualified plan is to offer benefits to participants in the Retirement Plan. Benefits are determined under the same terms and conditions as the Retirement Plan, but reflecting base salary in excess of IRS limits up to $1 million and benefit amounts in excess of IRS limits. Benefits are generally payable in a lump sum in the year following termination. Pay credits under this plan were discontinued as of May 1, 2009.

Executive Retirement Plan – This plan is closed to new participants. Benefits are equal to a fixed dollar amount credited for each year of participation based on salary grade. Benefits are payable as a lifetime annuity with survivorship rights (if married). Participation was contingent upon the employee entering into an agreement to obtain life insurance, with the Firm as beneficiary following retirement. Benefits are paid unreduced at age 60 to participants who terminate on or after age 55 with at least five years of service or on or after age 50 with at least 20 years of service.

Present value of accumulated benefits – Present values in the 2009 Pension benefits table are based on certain assumptions, some of which are disclosed in Note 8 to the 2009 Annual Report. Key assumptions include a 6.00% discount rate, RP 2000 combined white-collar mortality projected to 2017, 5.25% cash balance interest crediting rate, and lump sums calculated using a 5.30% interest rate and UP94 mortality projected to 2002, with 50%/50% male/female weighting. We assumed benefits would commence at normal retirement date or unreduced retirement date, if earlier. Benefits paid from the Retirement Plan prior to age 62 were assumed to be paid as single-sum distributions; benefits paid on or after age 62 were assumed to be paid either as single-sum distributions (with probability of 66.7%) or life annuities (with probability of 33.3%). Benefits from the Excess Retirement Plan are paid as single-sum distributions. Benefits from the Executive Retirement Plan were assumed to be paid as life annuities. No death or other separation from service was assumed prior to retirement date.

VI. 2009 Non-qualified deferred compensation

The Deferred Compensation Plan allows eligible participants to defer their annual cash incentive compensation awards on a before-tax basis up to a maximum of $1 million. A lifetime $10 million cap applies to deferrals of cash made after December 31, 2005. No deferral elections have been permitted relative to equity awards since March 15, 2006; elections prior to that date continued through 2009.

Name	Executive contributions in last fiscal year ($)	Firm contributions in last fiscal year ($)	Aggregate earnings (loss) in last fiscal year ($) (1)		Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)
James Dimon	$—	$—	$2,189		$—	$137,425
Michael J. Cavanagh	—	—	11,349		—	43,261
Steven D. Black	—	—	2,071,456		—	8,087,353
Mary Callahan Erdoes	—	—	—		—	—
James E. Staley	—	—	14,000		—	385,809
William T. Winters	—	—	6,997,075	(2)	—	41,255,021

[1]

The Deferred Compensation Plan allows participants to direct their deferrals among several investment choices, including JPMorgan Chase common stock; an interest income fund and the JPMorgan Chase general account of Prudential Insurance Company of America; and Hartford funds indexed to fixed income, bond, balanced, S&P 500, Russell 2000 and international portfolios. In addition, there are balances in deemed investment choices from heritage company plans that are no longer open to new deferrals including: Deferred Supplemental Income Benefit/Deferred Income Benefit Award (DSIB/DIBA); Inflation Protection Annuity (IPA); and a private equity alternative.

Investment returns in 2009 for the following investment choices were: Short-Term Fixed Income, 3.65%; Interest Income, 4.01%; Barclays Aggregate Bond Index, 5.15%; Balanced Portfolio, 15.93%; S&P 500 Index, 26.50%; Russell 2000 Index, 27.20%; International, 42.57%; and JPMorgan Chase stock, including dividend equivalents, 34.36%.

Investment returns for the following investment choices, which are closed to new participants and do not permit new deferrals, are dependent upon the years in which a participant directed deferrals into such investment choices. Of the Named Executive Officers only Mr. Winters had balances in these investment choices and his rates of return were: DSIB/DIBA 8.22%; Private Equity, 17.89%; and IPA, 6.52%.

The Supplemental Savings and Investment Plan (SSIP) is a heritage plan applicable to former Bank One employees which is closed to new participants and does not permit new deferrals. It functions similarly to the Deferred Compensation Plan. Investment returns in 2009 for SSIP investment choices were: Short-Term Fixed Income, 1.62%; Mid Cap Growth, 42.68%; Small Cap Blend, 33.80%; and International Small Cap, 29.27%.

Beginning with deferrals credited January 2005, participants were required to elect to receive distribution of the deferral balance beginning either following retirement or termination or in a specific year but no earlier than the second anniversary of the date the deferral would otherwise have been paid. If retirement or termination were elected, payments will commence during the calendar year following retirement or termination. Participants may elect the distribution to be lump sum or annual installments for a maximum of 15 years. With respect to deferrals made after December 31, 2005, account balances are automatically paid as a lump sum in the year following termination if employment terminates prior to the participant attaining 15 years of service.

[2]

Includes Mr. Winters’ interest in DSIB/DIBA. Had Mr. Winters commenced payment of his DSIB/DIBA benefit at year end 2009, he would have been entitled to an annual annuity of $744,042 for fifteen years.

VII. 2009 Potential payments upon termination or change in control

All of the Named Executive Officers are “at will” employees of the Firm. They do not have employment agreements or change in control agreements and do not have benefits or equity awards that are triggered or accelerated upon a change in control.

All of the Named Executive Officers are covered under the Firm’s broad-based U.S. Severance Pay Plan. Benefits under the Severance Pay Plan are based on an employee’s base salary and service on termination of employment, and the plan provides for continued eligibility under certain of the Firm’s employee welfare plans (such as medical, dental and life insurance) at employee rates during the severance pay period. In addition, in the event of termination by the Firm for reasons other than cause, executives may be considered, at the discretion of the Firm, for a cash payment in lieu of an annual incentive compensation award, taking into consideration all circumstances the Firm deems relevant, including the circumstances of the executive’s leaving and the executive’s contributions to the Firm over his or her career. Severance benefits and any such discretionary payment are subject to execution of a release in favor of the Firm and certain post-termination employment and other restrictions that remain in effect for at least one year after termination.

The following table describes and quantifies the benefits and compensation to which the Named Executive Officers would have been entitled under existing plans and arrangements if their employment had terminated on December 31, 2009, based on their compensation and service on that date. The amounts shown in the table do not include other payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distributions from the 401(k), pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans. For information on the pension and deferred compensation plans, see Table V, 2009 Pension benefits and Table VI, 2009 Non-qualified deferred compensation. The following table shows the value of unvested RSUs and stock options and SARs that would vest on the executive’s termination of employment or continue to vest following termination, based on the closing price of our common stock on December 31, 2009. (On a per share basis, for RSUs this is the value of the underlying share on that date, regardless of the remaining vesting period, and for stock options and SARs it is the stock price minus the grant price.)

A separation agreement was entered into with Mr. Winters effective March 11, 2010 (the Winters Agreement) that provided that Mr. Winters would receive an amount of incentive compensation in respect of 2009 intended to be equivalent to that which Mr. Black received. See Annual and periodic compensation at page 14 and the Summary compensation table at page 22. In addition, pursuant to the Winters Agreement it was agreed that 40% of the SAR award granted to Mr. Winters in January 2009 that would have been cancelled upon his resignation became immediately exercisable and were exercised and sold on the effective date of the Winters Agreement; the remaining unvested balance of such award was cancelled. Mr. Winters will (i) receive a lump sum severance benefit equal to one year of his current base salary; (ii) be eligible for payment of or reimbursement for legal, accounting, tax advisory and other professional fees in connection with his termination up to a maximum of $1 million; and (iii) provision of administrative services and costs of office space through a date not later than September 30, 2010. Mr. Winters and his qualified dependents will be eligible for unsubsidized retiree medical benefits under the terms of the JPMorgan Chase Medical Plan on the same terms as if he had met the age and service requirements for such coverage on his termination date. The table below reflects the foregoing arrangements as though they had been in effect as of December 31, 2009. Mr. Winters is subject to a non-hire, non-solicitation agreement with respect to employees of the Firm through January 31, 2011, and to a non-solicitation agreement with respect to employees of the Firm through January 31, 2012; the approximate after-tax proceeds of $11,759,200 of the cash award to Mr. Winters and the approximate after-tax proceeds of the exercise and sale of the 40% of the 2009 SARs award will be held in escrow subject to Mr. Winters’ compliance with the terms of the Winters Agreement.

Name	Termination reason	Severance and other (1) ($)		Acceleration/Continuation of equity awards (2)
				Option awards ($)	Stock awards ($) (3)
James Dimon	Involuntary without cause	$423,077		$—	$20,783,496
	Disability	—		—	20,783,496
	Death	—		—	20,783,496
	Resignation	—		—	20,783,496
Michael J. Cavanagh	Involuntary without cause	211,538		280,001	9,495,926
	Disability	—		509,673	9,495,926
	Death	—		509,673	9,495,926
	Resignation	—		—	—
Steven D. Black	Involuntary without cause	211,538		—	19,826,794
	Disability	—		321,536	19,826,794
	Death	—		321,536	19,826,794
	Resignation	—		—	19,826,794
Mary Callahan Erdoes	Involuntary without cause	196,154		—	11,558,425
	Disability	—		91,871	11,558,425
	Death	—		91,871	11,558,425
	Resignation	—		—	—
James E. Staley	Involuntary without cause	500,000		—	16,306,971
	Disability	—		229,671	16,306,971
	Death	—		229,671	16,306,971
	Resignation	—		—	16,306,971
William T. Winters	Involuntary without cause	500,000	(4)	6,210,400	19,826,794

[1]	Amounts shown represent severance under the Firm’s broad-based U.S. Severance Pay Plan.

[2]	Awards shown continue to vest following termination, except for the option award shown for Mr. Winters that accelerated and vested upon his termination.

[3]

The awards shown as continuing to vest upon resignation represent RSUs that would continue to vest because Messrs. Dimon, Black and Staley are full-career eligible. Mr. Cavanagh and Ms. Erdoes are not full-career eligible.

[4]

In addition to severance, as described above, Mr. Winters is entitled to payment of or reimbursement for professional fees up to a maximum of $1 million and provision of administrative services and costs of office space, with an estimated value of up to $130,000, if continued through September 30, 2010.

Additional information about our directors and executive officers

Section 16(a) beneficial ownership reporting compliance

Our directors and executive officers filed reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2009 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities, except for late filings due to administrative errors to report the purchase of stock by Mr. Novak in May and June 2009 and to report annual stock grants in January 2010 to directors Ms. Bowles, Mr. Burke, Mr. Cote, Mr. Crown, Ms. Futter, Mr. Gray, Mr. Jackson, Mr. Novak, Mr. Raymond and Mr. Weldon.

Policies and procedures for approval of related persons transactions

The Firm has adopted a written Transactions with Related Persons Policy (Policy) which sets forth the Firm’s policies and procedures for reviewing and approving transactions with related persons – basically its directors, executive officers, 5% shareholders, and their immediate family members. The transactions covered by the Policy include any financial transaction, arrangement or relationship in which the Firm is a participant, the related person has or will have a direct or indirect material interest, and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.

After becoming aware of any transaction which may be subject to the Policy, the related person is required to report all relevant facts with respect to the transaction to the General Counsel of the Firm. Upon determination by the General Counsel that a transaction requires review under the Policy, the material facts respecting the transaction and the related person’s interest in the transaction are provided, in the case of directors, to the Governance Committee and, in the case of executive officers and 5% shareholders, to the Audit Committee.

The transaction is then reviewed by the disinterested members of the applicable committee, which then determines whether approval or ratification of the transaction shall be granted. In reviewing a transaction, the applicable committee considers facts and circumstances which it considers relevant to its determination. Material facts may include management’s assessment of the commercial reasonableness of the transaction, the materiality of the related person’s direct or indirect interest in the transaction, whether the transaction may involve an actual or the appearance of a conflict of interest, and, if the transaction involves a director, the impact of the transaction on the director’s independence.

Certain types of transactions are pre-approved in accordance with the terms of the Policy. These include transactions in the ordinary course of business involving financial products and services provided by, or to, the Firm, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act, Federal Reserve Board Regulation O and other applicable laws and regulations.

Transactions with directors and executive officers and 5% shareholders

Our directors and executive officers and their immediate family members and BlackRock, beneficial owner of more than 5% of our outstanding common stock, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2009. Additional transactions may be expected to take place in the future. Any outstanding loans to directors, executive officers and their immediate family members, and to BlackRock and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment and financial advisory products and services to such persons were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.

The fiduciary committees for the JPMorgan Chase Retirement Plan and the JPMorgan Chase 401(k) Savings Plan have entered into Investment Management and Custody Agreements with BlackRock and Barclays Global Investors, NA (Barclays), a wholly owned subsidiary of BlackRock, giving them discretionary authority to manage certain assets on behalf of each Plan. Pursuant to these agreements, fees of $3.7 million were paid to BlackRock and Barclays for 2009.

In 2002, certain senior executives of Bank One Corporation were given an opportunity to invest on an unleveraged, after-tax basis in a limited liability company that invested in the private equity investments made by One Equity Partners (OEP), a subsidiary of Bank One. Similarly, in 2005 and again in 2007, approximately 3,000 JPMorgan Chase employees were given an opportunity to invest on an unleveraged, after-tax basis in limited partnerships that invest in the private equity investments made by OEP, a subsidiary of the Firm.

Mr. Dimon and Ms. Miller were not permitted to participate in the 2002 Bank One offering. Messrs. Dimon and Cavanagh were not permitted to participate in the 2005 offering, and Messrs. Dimon, Cavanagh and Cutler were not permitted to participate in the 2007 offering. All of the Firm’s other senior executives were given this investment opportunity.

All investments made by such partnerships are made over a multi-year period on a pro rata basis with all private equity investments made by OEP, in the same class of securities and on substantially the same terms and conditions. Accordingly, such partnerships exercise no discretion over whether or not to participate in or dispose of any particular investment. With respect to the 2007 offering, in February 2009, OEP granted all co-investors a one-time opportunity to reduce their unfunded commitment to the partnership. Distributions, consisting of return of capital and realized gain, to the Firm’s senior executives who invested in such partnerships that exceeded $120,000 in 2009 were: Charles W. Scharf, $177,933.

Mr. Winters has an outstanding loan entered into in 2000 from a J.P. Morgan & Co. Incorporated co-investment partnership (JPM Co. Partnership). Mr. Winters’ outstanding balance at December 31, 2009, was $230,043, all of which is a non-recourse loan payable in June 2015. The interest rate is LIBOR plus 150 basis points, reset quarterly. In 2009, Mr. Winters received a distribution (consisting of return of capital and realized gain) of $2,503.

Mr. Dimon’s father has been employed as a broker at J.P. Morgan Securities Inc. since November 2009. He does not share a household with Mr. Dimon and is not an executive officer. The Firm provides compensation and benefits to Mr. Dimon’s father in accordance with the Firm’s employment and compensation practices applicable to employees holding comparable positions.

Mr. Scharf sits on the board of VISA Inc. For his service as a director, Mr. Scharf receives an annual grant of VISA common stock with a grant date value of $162,000; his annual retainer and committee fees paid in cash are remitted to JPMorgan Chase.

Compensation & Management Development Committee interlocks and insider participation

The members of the Compensation Committee are listed at page 9. No member of the Compensation Committee is or ever was a JPMorgan Chase officer or employee. No JPMorgan Chase executive officer is, or was during 2009, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2009, an executive officer serving as a member of our Board or Compensation Committee. All of the members of the Compensation Committee, or their immediate family members, were or may have been customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2009. Additional transactions may be expected to take place in the future. Any outstanding loans to the directors and their immediate family members, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment and financial advisory products and services to such person were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to the Firm, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Audit Committee report

Three non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The Committee operates under a written charter adopted by the Board. The Board has determined that each member of our Committee has no material relationship with the Firm under the Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange, where the Firm’s securities are listed, and under the U.S. Securities and Exchange Commission’s (SEC) standards relating to the independence of audit committees.

Management is responsible for the Firm’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP (PwC), the Firm’s independent registered public accounting firm, is responsible for performing an independent audit of JPMorgan Chase’s consolidated financial statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board (PCAOB). The Firm’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the General Auditor, who is accountable to the Audit Committee. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, we met and held discussions with the Firm’s management and internal auditors and with PwC. Management represented to us that JPMorgan Chase’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We reviewed and discussed the consolidated financial statements with management and PwC. We also discussed with PwC the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees).

PwC provided us the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and we discussed with PwC their independence. We have determined that PwC’s provision of non-audit services is compatible with their independence.

Based on our discussions with the Firm’s management, internal auditors and PwC, as well as our review of the representations of management and PwC’s report to us, we recommended to the Board, and the Board has approved, including the audited consolidated financial statements in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. Subject to shareholder ratification, we also approved the appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2010.

We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

Dated as of March 16, 2010

Audit Committee

Laban P. Jackson, Jr. (Chairman)

Crandall C. Bowles

William H. Gray, III

Proposal 2 – Appointment of independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the financial statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2010. A resolution will be presented at the meeting to ratify their appointment. If the shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PwC as the Firm’s independent registered public accounting firm.

Fees paid to PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for JPMorgan Chase by PwC for the years ended December 31, 2009 and 2008, were:

($ in millions)	2009	2008
Audit	$46.6	$58.7
Audit-related	18.0	18.9
Tax	5.5	5.7
All other	2.3	0.9

Total	$72.4	$84.2

Excluded from 2009 and 2008 amounts are Audit, Audit-related, and Tax fees aggregating $23.4 million and $23.5 million, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm. Amounts for 2008 have been revised.

Audit fees – Audit fees for the years ended December 31, 2009 and 2008, were $33.7 million and $41.8 million, respectively, for the annual audit and quarterly reviews of the consolidated financial statements and $12.9 million and $16.9 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and consents in respect of SEC filings. Audit fees for 2008 included non-recurring audit work in 2008 related to the merger with The Bear Stearns Companies Inc. (Bear Stearns) and the acquisition of the banking operations of Washington Mutual Bank.

Audit-related fees – Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attest and agreed-upon procedures not required by statute or regulation, which address accounting, reporting and control matters. These services are normally provided by PwC in connection with the recurring audit engagement.

Tax fees – Tax fees for 2009 and 2008 were $3.8 million and $3.3 million, respectively, for tax return compliance, including Bear Stearns expatriate employee tax services specifically approved by JPMorgan Chase’s Audit Committee, and $1.7 million and $2.4 million, respectively, for other tax services. Other tax services includes tax advice regarding routine business transactions primarily related to private equity activities.

All other fees – All other fees for 2009 and 2008 were $2.3 million and $891,000, respectively. JPMorgan Chase’s policy restricts the use of PwC to performing Audit, Audit-related and Tax services only; however, as a result of the Bear Stearns merger, the JPMorgan Chase Audit Committee approved an exception in March of 2008, limited to specified pre-existing advisory services related to an acquisition executed by Bear Stearns in 2008, prior to its merger with JPMorgan Chase. These pre-existing advisory services are expected to be completed during 2011.

Audit Committee pre-approval policies and procedures

It is JPMorgan Chase’s policy not to use PwC’s services other than for Audit, Audit-related and Tax services. As mentioned above, an exception for certain specified services related to pre-existing advisory services provided to Bear Stearns, prior to its merger with JPMorgan Chase, was granted in March of 2008 by the Audit Committee.

All services performed by PwC in 2009 and 2008 were pre-approved by the Audit Committee. The Audit Committee has adopted pre-approval procedures for services provided by PwC that are reviewed and ratified annually. These procedures require that the terms and fees for the annual Audit service engagement be pre-approved by the Audit Committee. In addition, for Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of these services and a budget for fees related to such services. All requests or applications for PwC Audit, Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. All requests for Audit, Audit-related and Tax services not included in the pre-approval policy and all fee amounts in excess of pre-approved budgeted fee amounts must be specifically approved by the Audit Committee. In addition, all requests for Audit, Audit-related and Tax services, irrespective of whether they are on the pre-approved list, in excess of $250,000 require specific approval by the Chairman of the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception pursuant to which the requirement for pre-approval may be waived.

Proposal 3 – Advisory vote on executive compensation

The Compensation Discussion and Analysis begins at page 12. As we discussed there, the Board of Directors believes that JPMorgan Chase’s long-term success as a premier financial services firm depends in large measure on the talents of the Firm’s employees. The Firm’s compensation system plays a significant role in the Firm’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Firm’s compensation system are an acute focus on performance, shareholder alignment, sensitivity to the relevant market place, and a long-term orientation.

This proposal provides shareholders with the opportunity to endorse or not endorse the Firm’s executive compensation program through the following resolution:

“Resolved, that shareholders approve the Firm’s compensation practices and principles and their implementation for 2009 for the compensation of the Firm’s Named Executive Officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that shareholders vote FOR approval of this resolution.

Proposals 4-10: Shareholder proposals

Proposal 4 – Political non-partisanship

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington DC 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the stockholders of J.P. Morgan assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

“(a) The handing of contribution cards of a single political party to an employee by a supervisor.

“(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

“(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

“(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

“(e) Placing a preponderance of contribution cards of one party at mail stations locations.

REASONS: “The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not JP Morgan).” “And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.”

“If you AGREE, please mark your proxy FOR this resolution.”

Board response to proposal 4:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board believes that the issues raised by the proposal are already adequately addressed and that the adoption of the proposal would not yield material additional benefits to shareholders.

The Firm does not affiliate itself with any one political party and does not engage in the practices that the proposal urges that we should avoid. Because of the potential impact public policy can have on our businesses, our employees, and the communities we serve, the Firm proactively engages in the political process in a variety of ways, to advance and protect the long-term interests of the Firm and its constituencies. For example:

•

the Firm sponsors political action committees, or PACs, which are supported solely by voluntary contributions from employees. The PACs are not affiliated with any political party committee or candidate. All PAC activities are conducted in accordance with applicable legal requirements.

•

the Firm regularly communicates its views and concerns to public officials, as permitted by law. Our activities include monitoring current legislative activities, analyzing trends, and supporting and promoting advancement of public policies to benefit the Firm and its constituents over the long term.

The Firm’s internal controls on its political activities are already appropriately robust. All political activities conducted by or on behalf of the Firm are managed by the Firm’s Government Relations and Public Policy Department (Government Relations). Government Relations is responsible, upon advice of the Firm’s legal counsel and Compliance Department, for the Firm’s policies, activities, and legal compliance in this area. The Firm’s political activities are subject to oversight by the Public Responsibility Committee of the Board of Directors. Government Relations regularly reports on its activities to the Public Responsibility Committee.

The Board believes that the Firm’s activities in this area are responsible, and that its existing policies and procedures, together with federal and state regulations, already adequately address the issues raised by the proposal.

Accordingly, the Board recommends a vote against this proposal.

Proposal 5 – Special shareowner meetings

Mr. John Chevedden, as agent for Mr. Ray T. Chevedden, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Ave., Los Angeles, CA 90043, the holder of 200 shares of our common stock, has advised us that he intends to introduce the following resolution:

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

We gave 48%-support to the 2009 shareholder proposal on this same topic and proposals often obtain higher votes on subsequent submissions. This proposal topic also won more than 60% support at the following companies in 2009: CVS Caremark (CVS), Spring Nextel(S), Safeway (SWY), Motorola (MOT) and R.R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merit of the Special Shareowner Meetings proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library, www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “High Concern” in executive pay – $10 million to $19 million each for Frank Bisigano, Gordon Smith, Charles Scharf and James Dimon. While pay levels are likely to be reduced under TARP, executive pay of $10 to $19 million negatively reflects the quality of our board’s decision making – especially considering that we had 5 directors with 12 to 22 years tenure: Ellen Futter, Laban Jackson, William Gray, James Crown and Lee Raymond. Plus directors with 17 to 22 years tenure were assigned to five of the 11 seats (including two chairmanships) on our most important board committees. It becomes increasingly challenging to act independently with such extensive service according to The Corporate Library.

In addition, three directors (in addition to CEO James Dimon) were active-CEOs of publicly-traded companies, which may mean they were overcommitted and had inadequate time to devote to our company. The 2009 annual meeting proxy was potentially misleading due to certain information arranged in reverse order. We had no shareholder right to act by written consent, cumulative voting, independent chairman or a lead director.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 5.

Board response to proposal 5:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Our shareholders are already permitted to call special meetings with 20% of shares outstanding. In January 2010, the Board amended the Firm’s By-laws to permit shareholders holding at least 20% of the outstanding common shares to call a special meeting. This action reduced the ownership threshold from 33 1/3% of outstanding common shares, and was taken in response to a similar proposal at the 2009 Annual Meeting of Shareholders calling for a 10% threshold. That proposal did not pass but received a substantial vote. Management sought input on the appropriate ownership threshold for this purpose during regular, periodic discussions with shareholders prior to amending the By-laws.

In connection with this action, the special meeting by-law provisions were also amended in order to enhance the disclosures by those seeking a special meeting and to exclude shares that have been hedged or otherwise disposed of prior to the meeting from counting toward the 20% ownership threshold. The Board believes these provisions are important in order to assure that shareholders seeking to call a special meeting have a true economic interest in JPMorgan Chase. A copy of our By-laws is available on our Web site at www.jpmorganchase.com by clicking on Governance under About Us.

The Firm’s current By-law provision balances the interests of all shareholders as a whole. For a company with as many shareholders as JPMorgan Chase, a special meeting is an expensive and time-consuming affair because of the costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Limits on the ability to call such meetings are intended to strike a balance between shareholders’ ability to call such a meeting in appropriate circumstances, while avoiding the risk that a relatively small group would seek to impose the burden of a meeting on other shareholders.

Management welcomes shareholder input on governance. The Firm has strong corporate governance standards and practices that demonstrate the Board’s accountability to, alignment with, and responsiveness to its shareholders. For example:

•	All directors are elected annually; the Firm does not have a classified Board.

•	In 2007, the Board amended the Firm’s By-laws to provide a majority voting standard for election of directors in uncontested elections, and resignation by any incumbent director who is not re-elected.

•	In December 2006, the Board established the position of Presiding Director, which is held by an independent director at all times.

•	Shareholders may communicate with our Board of Directors, individually or as a group by contacting the Firm’s Corporate Secretary.

In addition, our senior executives engage our shareholders periodically to invite comments on governance matters, executive compensation and shareholder proposals. We meet throughout the year with shareholders and organizations interested in our practices.

Accordingly, the Board recommends a vote against this proposal.

Proposal 6 – Collateral in over the counter derivatives trading

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, NJ 07961-0476, the holder of 200 shares of common stock, has advised us that they intend to introduce the following resolution, which is co-sponsored by the Maryknoll Sisters of St. Dominic, Inc., Sisters of St. Francis of Philadelphia, Sisters of St. Dominic of Caldwell New Jersey, Maryknoll Fathers and Brothers, School Sisters of Notre Dame Cooperative Investment Fund and Missionary Oblates of Mary Immaculate, each of which is the beneficial owner of at least 100 shares of common stock:

Whereas the recent financial crisis has resulted in the destruction of trillions of dollars of wealth and untold suffering and hardship across the world;

Whereas taxpayers in the United States have been forced to extend hundreds of billions of dollars in assistance and guarantees to financial institutions and corporations over the past 18 months;

Whereas leading up to the financial crisis, assets of the largest financial institutions were leveraged at the rate of over 30 to 1;

Whereas very high degrees of leverage in derivatives transactions contributed to the timing and severity of the financial crisis;

Whereas concerns have arisen about the practice of rehypothecation: the ability of derivatives dealers to redeploy cash collateral that gets posted by one of its trading partners. “In the Lehman Brothers bankruptcy, one of the big unresolved issues is tracking down collateral Lehman took in as guarantees on derivatives trades and then used as collateral for its own transactions.” (Matthew Goldstein, Reuter’s blog, August 27, 2009)

Whereas the financial system was brought to the brink of collapse by the absence of a system and structure to monitor coun-terparty risk;

Whereas numerous experts and the U.S. Treasury Department have called for the appropriate capitalization and collateralization of derivative transactions;

Whereas Nobel economist Robert Engel wrote that “inadequately capitalized positions might still build up in derivatives such as collateralized debt obligations and collateralized loan obligations that continue to trade in opaque OTC markets. And this means continued systemic risk to the economy.” (Wall St. Journal, May 19, 2009)

Whereas multilateral trading at derivatives exchanges or comparable trading facilities allows a wider variety of users, including non-financial businesses, to enter into trades at better prices and reduced costs

Be it resolved that the Board of Directors report to shareholders (at reasonable cost and omitting proprietary information) by December 1, 2010, the firm’s policy concerning the use of initial and variance margin (collateral) on all over the counter derivatives trades and its procedures to ensure that the collateral is maintained in segregated accounts and is not rehypothecated;

Supporting Statement

For many years, the proponents have been concerned about the long-term consequences of irresponsible risk in investment products and have expressed these concerns to the company. We applaud the steps that have been implemented to establish a clearinghouse for over the counter derivatives. We believe that the report requested in this proposal will offer information needed to adequately assess our company’s sustainability and overall risk, in order to avoid future financial crises.

Board response to proposal 6:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Firm supports proposed reforms that would require greater transparency regarding derivatives transactions. We believe that many of the reforms currently under consideration – including greater use of clearinghouses to reduce the systemic risk associated with derivatives, mandatory reporting of derivatives transaction details to trade repositories, and registration of derivatives dealers – would strengthen the financial markets, and we have spoken in favor of those reforms on many occasions. The Firm also provides extensive disclosure regarding derivatives contracts, including collateral, in Management’s discussion and analysis in our Annual Report commencing at page [102].

However, we believe that restricting the use of derivatives collateral as the proposal suggests – requiring collateral to be held in segregated accounts (which often is accomplished by holding collateral through third party custodians) and prohibiting rehypothecation – would not enhance the safety or stability of those markets and would negatively impact the Firm and others who engage in derivative transactions for legitimate and sound business reasons.

The ability to hold collateral directly, not through a third party custodian, is important to the Firm’s ability to protect its rights as a creditor in collateral that counterparties pledge to secure their obligations to us. Involvement of a third party custodian when the Firm needs to liquidate collateral quickly upon a default exposes the Firm to price volatility and risk of loss due to changes in collateral value.

It is also important to the Firm’s business that it has the ability to re-pledge (rehypothecate) collateral posted to it to third parties, which reduces demand on the Firm’s liquidity. This practice allows the Firm to use collateral pledged to it to satisfy its collateral delivery obligations to other counterparties. If the Firm did not do this because it held all the collateral it receives in segregated accounts (whether on its own books or with a third party), it would have to obtain collateral to pledge out to its counterparties in the repo market, which would force it to incur substantial costs and pose a drain on its liquidity.

Parties to derivatives transactions are protected in the event their collateral is rehypothecated because standard legal agreements give both parties set-off rights, meaning that if one party cannot return a counterparty’s rehypothecated collateral, the party’s obligations to the counterparty under the derivatives contract are reduced by the amount of the collateral that is not returned. For these reasons, the Firm’s policy, which is consistent with general industry practice, has been to permit rehypothecation of collateral posted to it and by it in connection with OTC derivatives transactions.

The Board believes that the requested report would provide shareholders with no appreciable benefit and therefore that the costs involved do not justify the proposed undertaking. The Board further believes that the proposed policies regarding collateral would be detrimental to the Firm and the financial markets generally.

Accordingly, the Board recommends a vote against this proposal.

Proposal 7 – Shareholder action by written consent

Mr. John Chevedden, as agent for Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck, NY 11021, the holder of 1,050 shares of common stock, has advised us that he intends to introduce the following resolution:

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding to the extent permitted by law.

Taking action by written consent in lieu of a meeting is a mechanism shareholders can use to raise important matters outside the normal annual meeting cycle.

Limitations on shareholders’ rights to act by written consent are considered takeover defenses because they may impede the ability of a bidder to succeed in completing a profitable transaction for us or in obtaining control of the board that could result in a higher price for our stock. Although it is not necessarily anticipated that a bidder will materialize, that very possibility presents a powerful incentive for improved management of our company.

A study by Harvard professor Paul Gompers supports the concept that shareholder disempowering governance features, including restrictions on shareholders’ ability to act by written consent, are significantly correlated to a reduction in shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

The Corporate Library, www.thecorporatelibrary.com, an independent investment research firm rated our company “High Concern” in executive pay.

Regarding executive pay, our company “believes that it is consistent with effective risk management that variable compensation awards are discretionary, not formulaic.” This belief was not in the best interests of shareholders according to The Corporate Library due to the resulting lack of transparency about how and whether executives were being paid based on their performance. Because awards were discretionary, shareholders did not know the basis for the amounts of pay given to the named executive officers (NEOs). Four NEO’s received an aggregate bonus of $8 million as well as $8 million in restricted stock units (RSUs) in January 2009. This level of pay for short-term performance after a disappointing year was not in shareholders’ best interest.

Moreover, the disadvantage of restricted stock is that it provides rewards whether the stock price rises or falls and it is often not tax deductible under IRC Section 162(m). In January 2008, our CEO James Dimon received $14.5 million in RSUs. At the same time, he was given nearly $20 million in stock appreciation rights (SARs). The large size of this SARs award raised concerns over the link between executive pay and company performance since small increases in our company’s share price can result in large increases in value of the awards.

No NEO pay was based on specific performance measures or tied to our company’s performance for longer than one year. This raised concerns that executive pay practices may not be well aligned with shareholder interests.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent – Yes on 7.

Board response to proposal 7:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Matters that are sufficiently important to be subject to a shareholder vote should be communicated to all shareholders of the corporation. Action by written consent does not require communication to all shareholders and thereby disenfranchises those who do not have the opportunity to participate. Unless otherwise provided in a corporation’s certificate of incorporation, Delaware law permits any action required or permitted to be taken by shareholders at a meeting to be taken without prior notice, without a meeting, and without a shareholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize the action at a shareholder meeting at which all shares entitled to vote were present and voted. Because the Firm’s certificate of incorporation includes a provision that prohibits shareholder action by written consent, shareholders must be provided advance notice and an opportunity to participate in determining any action subject to a shareholder vote.

Shareholders should be provided sufficient information and time to consider matters proposed for action. Action by shareholders should be taken at an annual or special meeting at which a proposal is submitted in accordance with advance notice and disclosure requirements. Provisions of the Firm’s By-Laws require minimum advance notice and disclosures regarding the matters to be presented and actions to be voted upon, as well about the interests of the proponents of such actions. This process ensures that shareholders will have sufficient information and time to weigh the arguments presented by all sides.

Our shareholders already have a mechanism for raising important matters outside the annual meeting cycle. As more fully described at page 6, the Board amended the Firm’s By-laws in January 2010, to permit shareholders holding at least 20% of the outstanding common shares to call a special meeting. This action reduced the ownership threshold from 33 1/3% of outstanding common shares.

Accordingly, the Board recommends a vote against this proposal.

Proposal 8 – Independent chairman

Trowel Trades S&P 500 Index Fund, 620 F Street, Washington DC 20036-5687, the holder of 120,398 shares of common stock, has advised us that it intends to introduce the following resolution:

RESOLVED: The shareholders of JPMorgan Chase & Co. (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director – as defined by the rules of the New York Stock Exchange (“NYSE”) – be its Chairman of the Board of Directors. The amended by laws should specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

The wave of corporate scandals at such companies as Enron, WorldCom and Tyco resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

Andrew Grove, former chairman and CEO of Intel Corporation, recognized this, and relinquished the CEO’s position. “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” (Business Week, November 11, 2002).

We also believe that it is worth noting that many of the other companies that were embroiled in the financial turmoil stemming from the recent crisis in the financial services industry – Bank of America, Citigroup, Merrill Lynch, Morgan Stanley, Wachovia and Washington Mutual did not have an independent Chairman of the Board of Directors.

We respectfully urge the board of our Company to change its corporate governance structure by having an independent director serve as its Chairman.

Board response to proposal 8:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board has no set policy on whether or not to have a non-executive chairman, but has determined that the most effective leadership model for our Firm currently is that Mr. Dimon serves as both Chairman and CEO. The fundamental question raised by this proposal is whether a board of directors should be permitted to structure itself in a manner that reflects the needs of the corporation and the capabilities of its directors or whether a structure should be imposed upon it. The Board of Directors believes that the decision as to who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined, should be the responsibility of the Board, reflecting all factors deemed relevant by the Board, including the views of shareholders.

The Board provides independent oversight of management. Independent directors comprise more than 90% of the Board and 100% of the Audit, Governance and Compensation Committees. Board and Committee agendas are prepared by the Chairman based on discussions with all directors. The Committee Chairs, all of whom are independent, review and approve the agendas and materials for their committee meetings. At each regularly scheduled Board meeting, the non-management directors generally meet in executive session with no members of management present and may discuss any matter they deem appropriate, including evaluation of the CEO and other senior officers.

The Board has had a Presiding Director since 2006. The Presiding Director presides at executive sessions of non-management directors and at all Board meetings at which the Chairman is not present, and has the authority to call meetings of non-management directors. The Presiding Director facilitates communication between the Chairman and CEO and the non-management directors, as appropriate, and performs such other functions as the Board directs. The role of Presiding Director alternates each six months between the Chair of the Compensation Committee, Mr. Raymond (January through June) and the Chair of the Governance Committee, Mr. Novak (July through December). The Presiding Director’s role and interactions with the Chairman, Committee Chairs and other members of the Board are outlined in Appendix A. This framework well serves the Firm by having an independent director serve as Presiding Director at all times, rotating the additional duties between two well-qualified directors, and providing continuity in the role from year to year.

The Firm has a strong corporate governance structure. The existing mechanisms outlined in the Firm’s Corporate Governance Principles and Board committee charters provide multiple layers of independent discussion and evaluation of, and communication with, senior management. The Board believes that the candor and objectivity of the Board’s deliberations are not affected by whether its Chairman is independent or a member of management. The strength of our corporate governance structure is such that the combination of the roles of Chairman and CEO does not in any way limit the Board’s oversight of the CEO.

Accordingly, the Board recommends a vote against this proposal.

Proposal 9 – Pay disparity

Helena Halperin, 11 Gray Street, Arlington, MA 02476-6430, the holder of 540 shares of common stock, has advised us that she intends to introduce the following resolution:

Recent events have increased concerns about the extraordinarily high levels of executive compensation at many U.S. corporations. Concerns about the structure of executive compensation packages have also intensified, with some suggesting that the compensation system incentivized excessive risk-taking.

In a Forbes article on Wall Street pay, the director of the Program on Corporate Governance at Harvard Law School noted that, “compensation polices will prove to be quite costly – excessively costly – to shareholders.” Another study by Glass Lewis &Co. declared that compensation packages for the most highly paid U.S. executives “have been so over-the-top that they have skewed the standards for what’s reasonable.” That study also found that CEO pay may be high even when performance is mediocre or dismal.

In 2008, Federal Appeals Court Judge Richard Posner stated that, “executive pay is out of control and the marketplace cannot be trusted to rein it in.” Legislative attempts to address executive compensation include the Excessive Pay Shareholder Approval Act, which mandates that no employee’s compensation may exceed 100 times the average compensation paid to all employees of a given company unless at least 60% of shareholders vote to approve such compensation.

A 2008 piece in BusinessWeek revealed that, “Chief executive officers at companies in the Standard & Poor’s 500-stock index earned more than $4,000 an hour each [in 2007].” It also noted that an S&P 500 CEO had to work, on average, approximately 3 hours in 2007 “to earn what a minimum wage worker earned for the full year.”

A September 2007 study of Fortune 500 firms showed that top executives’ pay averaged $10.8 million the previous year, or more than 364 times the pay of the average U.S. worker. Another study by the Economic Policy Institute found that between 1989 and 2007, average CEO pay rose by 163% while the wages of the average worker in the United States rose by only 10%.

RESOLVED: shareholders request the Board’s Compensation Committee initiate a review of our company’s executive compensation policies and make available, upon request, a summary report of that review by October 1, 2010 (omitting confidential information and processed at a reasonable cost). We request that the report include:

1. A comparison of the total compensation package of senior executives and our employees’ median wage in the United States in July 2000, July 2004 & July 2009.

2. An analysis of changes in the relative size of the gap and an analysis and rationale justifying this trend.

3. An evaluation of whether our senior executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are “excessive” and should be modified to be kept within reasonable boundaries.

4. An explanation of whether sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of senior executive pay to “more reasonable and justifiable levels” and whether JPMorgan Chase should monitor this comparison going forward.

Board response to proposal 9:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Our long-term success as a premier financial services firm depends in large measure on the talents of all of our employees. JPMorgan Chase strives to be the employer of choice for all of its employees. We have designed our compensation programs to attract, retain and motivate the highest quality workforce. At our various locations around the world, we seek to be competitive with other top companies in the market, in salary and benefit packages, for workers at all compensation levels. This emphasis on competitive pay is essential to attracting and retaining qualified and enthusiastic personnel, which in turn is essential to the success of all our business endeavors and to maximizing shareholder value.

We are proud of our record of fairness and concern for the welfare of all who work at the Firm. In addition to competitive wages, the Firm makes a wide array of benefits generally available to employees – a choice of health and dental insurance plans, life, accident, disability, long-term care, and other insurance programs, and retirement savings plans. The cost of these plans is partially funded by the Firm. In short, JPMorgan Chase prides itself on being a great place to work, for employees at all levels, both in terms of competitive wages and salaries, and in terms of other benefits.

JPMorgan Chase provides appropriate compensation to all of its employees that is commensurate with their levels of responsibility, recognizes their contributions to the Firm’s performance, and encourages future successes. Compensation of our most senior executives reflects their experience and scope of responsibility for leading lines of business or key functions, and also the actual and potential impact of the person and his or her position on the Firm’s results. In assessing their performance, we consider:

•	Performance of the individual officer, the relevant line of business and the Firm as a whole;

•	Performance that is based on measurable and sustained financial results through the business cycle; and

•	Quantitative and qualitative factors focused on financial performance, management effectiveness, growth, people development and risk/control management.

The Firm describes its compensation philosophy and approach, policies and practices, and elements of executive compensation in the Compensation Discussion and Analysis section of this proxy statement, which the Board believes is more meaningful to shareholders than the requested report.

Accordingly, the Board recommends a vote against this proposal.

Proposal 10 – Share retention

AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington DC 20006, the holder of 2,974 shares of common stock, has advised us that it intends to introduce the following resolution:

Resolved: The shareholders of JPMorgan Chase & Co. (the “Company”) urge the Board of Directors (the “Board”) to adopt a policy requiring all senior executives to retain 75% of all equity-based compensation, including restricted stock units, for at least two years following their departure from the Company, through retirement or otherwise. The policy should prohibit hedging transactions that are not sales but offset the risk of loss to the executive. This policy will not apply to existing contracts but should cover new contracts and extensions or replacements of existing contracts.

Supporting Statement

Equity-based compensation is an important component of senior executive compensation at our Company. Our Company is among the financial institutions that received financial assistance under the U.S. Treasury Department’s Troubled Asset Relief Program (“TARP”), although it has since repaid the funds.

We recognize that our Company requires members of the Executive Committee to hold 75 percent of their equity awards until retirement. However, we believe that requiring senior executives to hold a significant portion of the shares received through compensation plans after they depart from the Company forces them to focus on the Company’s long-term success and better align their interests with that of shareholders. The absence of such a requirement can allow senior executives to walk away without facing the consequences of actions aimed at generating short-term financial results.

We believe that the current financial crisis has made it imperative for companies to reshape compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation.

The Aspen Principles, endorsed by the largest business groups including The Business Roundtable and the U.S. Chamber of Commerce, as well as the Council of Institutional Investors and the AFL-CIO, urge that “senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.”

A 2002 report by a commission of The Conference Board endorsed the idea of equity holding requirements for executives, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

We believe that senior executives should be required to hold equity awards for at least two years after their departure to ensure they share in both the upside and downside risk of their actions while at the Company. This policy will apply in addition to any other equity holding requirements that our Board has established for senior executives.

We urge shareholders to vote FOR this proposal.

Board response to proposal 10:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Firm already has a share retention policy covering our most senior officers. The 59 members of the Executive Committee, whose members include the Named Executive Officers, the other executive officers comprising the Operating Committee, and approximately 40 additional officers, are required to maintain a significant level of direct ownership and are subject to our share retention policy for shares they receive from equity-based awards, including options.

–	Members of the Operating Committee – the Firm’s 16 executive officers – are required to retain at least 75% of such shares. This policy applies to such shares they held at the time of their appointment to the Operating Committee and to all shares received thereafter.

–	Members of the Executive Committee who are not also members of the Operating Committee are required to retain at least 50% of such shares received since the time of their appointment to the Executive Committee plus a portion of the shares held at the later of January 1, 2010 or their appointment to this committee.

–	We have always paid a significant percentage of our incentive compensation in stock – 50% or more for our most senior management group.

–	The General Counsel may approve exceptions to the retention policy in cases of unforeseen or unusual personal circumstances.

Our senior executives cannot hedge their holdings of JPMorgan Chase stock. Executive Committee members are not permitted to sell short, enter into derivative contracts on, or otherwise hedge the economic risk of their ownership of JPMorgan Chase shares.

Executives have a continuing interest past retirement through our award vesting schedule.

–	RSU awards generally vest 50% after two years and 50% after three years. Stock appreciation rights awarded periodically become exercisable 20% per year over five years. Shares acquired upon exercise generally must be held for at least five years from the grant date.

–	Upon retirement or termination of employment without cause, the RSUs continue to vest according to the same schedules.

–	These vesting and hold provisions render a significant portion of the equity compensation at risk for a period of years after retirement.

Our compensation practices encourage a focus on long-term performance. The Firm’s compensation practices and policies, which include equity-based compensation as a significant component of total compensation, vesting periods over multiple years, share retention requirements and prohibition of hedging, align the interests of senior executives with those of shareholders and encourage a focus on long-term performance of the Firm.

Accordingly, the Board recommends a vote against this proposal.

General information about the meeting

Who can vote

You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of the record date, March 19, 2010. At the close of business on that date, a total of ___________ shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.

Voting your proxy

If your common stock is held through a broker, bank, or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record with our transfer agent, BNY Mellon Shareowner Services, you may instruct the proxies how to vote by using the toll free telephone number or the Internet voting site listed on the proxy card, or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented

We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock at the adjournment as well, unless you have revoked your proxy instructions.

Revoking your proxy

If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

How votes are counted

A quorum is required to transact business at our annual meeting. Stockholders holding of record shares of common stock constituting a majority of the voting power of stock of JPMorgan Chase having general voting power present in person or by proxy shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting by record holders – If you hold shares in your own name, you may either vote for, withhold your vote from, or abstain from the election of each nominee for the Board of Directors, and you may vote for, against, or abstain on the other proposals. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for ratification of the appointment of the independent registered public accounting firm, for the advisory vote on executive compensation, and against each shareholder proposal.

Broker authority to vote – If you hold shares through a broker, bank, or other nominee, follow the voting instructions you receive from your broker, bank, or other nominee. If you want to vote in person, you must obtain a legal proxy from your broker, bank, or other nominee and bring it to the meeting. If you do not submit voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee may still be permitted to vote your shares under the following circumstances:

–	Discretionary items. The ratification of the appointment of the independent registered public accounting firm and the advisory vote on executive compensation are discretionary items. Generally, brokers, banks and other nominees that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

–	Non-discretionary items. The election of directors and approval of the shareholder proposals are non-discretionary items and may not be voted on by brokers, banks and other nominees who have not received specific voting instructions from beneficial owners.

Election of directors – At the meeting, each nominee must receive the affirmative vote of a majority of the votes cast in respect of his or her election to be elected. Accordingly, votes “withheld” from a nominee’s election will have the effect of a vote against that director’s election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Governance Committee, will decide whether to accept the resignation at its next regular meeting. Broker non-votes and abstentions will have no impact as they are not counted as votes cast.

All other proposals – The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal is required to approve all other proposals. In determining whether each of the other proposals has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since they are not considered shares entitled to vote on the proposal.

Board recommendation

The Board of Directors recommends that you vote for each of the director nominees, for ratification of the appointment of the independent registered public accounting firm, for the advisory vote on executive compensation, and against each shareholder proposal.

Cost of this proxy solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $22,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting

Admission – If you attend the meeting in person you will be asked to present photo identification, such as a driver’s license. If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The top half of the proxy card is your admission ticket. Your notice of internet availability of proxy materials (“notice of internet availability”) will also serve as your admission ticket. If you hold your common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Internet access – You may listen to a live audiocast of the annual meeting over the Internet. Please go to our Web site, www.jpmorganchase.com, early to download any necessary audio software.

Important notice regarding delivery of security holder documents

SEC rules and Delaware law permit us to mail one annual report and proxy statement, or notice of internet availability, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all annual reports, proxy statements and notices of internet availability mailed to shareholders.

If you choose not to household, you should send a written request (including your name and address) within 60 days after the mailing of this proxy statement to the Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the annual report, proxy statement or notice of internet availability for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017 or by calling 212-270-6000. Shareholders residing at the same address who are receiving multiple copies of our annual report, proxy statement or notice of internet availability may request householding in the future by contacting the Secretary at the address or phone number set forth above.

Electronic delivery of proxy materials and annual report

You may access this proxy statement and our annual report to shareholders on our Web site at www.jpmorganchase.com, under the Investor Relations tab. From the Investor Relations tab, you also may access our 2009 Annual Report on Form 10-K, by selecting “Financial information” then “SEC filings” and then “10-K”.

If you would like to reduce the Firm’s costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy materials, including the proxy statements, proxy cards and annual reports electronically via e-mail or the Internet rather than in printed form. To sign up for electronic delivery, please visit http://enroll.icsde-livery.com/jpm and follow the instructions to register. Or alternatively, if you vote your shares using the Internet, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Prior to next year’s meeting, you will receive an e-mail notification that the proxy materials and annual report are available on the Internet and instructions for voting by Internet. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Secretary at the address provided above under “Important notice regarding delivery of security holder documents”. If you are a beneficial, or “street name”, shareholder who wishes to register for electronic delivery, you should review the information provided in the proxy materials mailed to you by your broker, bank, or other nominee.

If you have agreed to electronic delivery of proxy materials and annual reports to shareholders, but wish to receive printed copies, please contact the Secretary at the address provided above.

Shareholder proposals and nominations for the 2011 annual meeting

Proxy statement proposals

Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than December [    ], 2010.

Other proposals and nominations

Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February [    ], 2011, and not earlier than January [    ], 2011. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the SEC.

Copies of our By-laws are available on our Web site, www.jpmorganchase.com, under Governance under the About Us tab, or may be obtained from the Secretary.

Anthony J. Horan

Secretary

Appendix A

Board of Directors – roles and responsibilities

The Board of Directors as a whole is responsible for the oversight of management on behalf of the Firm’s shareholders. The Board accomplishes this function acting directly and through its committees: the Audit Committee, Compensation & Management Development Committee (Compensation Committee), Corporate Governance & Nominating Committee (Governance Committee), Public Responsibility Committee and the Risk Policy Committee.

Chairman of the Board

While the Board has no set policy on whether or not to have a non-executive chairman, it has determined that the most effective leadership model for our Firm currently is that Mr. Dimon serve as both Chairman and Chief Executive Officer.

Independent oversight of management

Independent directors comprise more than 90% of the Board and 100% of the Audit, Governance and Compensation Committees. At each regularly scheduled Board meeting, the non-management directors generally meet in executive session with no members of management present and may discuss any matter they deem appropriate, including evaluation of the CEO and other senior officers and determination of their compensation.

Presiding Director

The Firm’s Presiding Director presides at executive sessions of non-management directors and at all Board meetings at which the Chairman is not present, and has the authority to call meetings of non-management directors. The Presiding Director facilitates communication between the Chairman and CEO and the non-management directors, as appropriate, and performs such other functions as the Board directs. The role of Presiding Director alternates each six months between the Chairs of the Compensation and Governance Committees. With this framework, an independent director serves as Presiding Director at all times, the additional duties rotate between two well-qualified directors, and continuity in the role is maintained from year to year.

Roles and interactions among Board members

Criteria/functions	Chairman	Presiding Director	Committee Chairs
Independence	CEO serves as Chairman	Independent	Independent

Appointment	Annually elected by Board (more than 90% of Board is independent)	Rotates every six months: Chairs of Compensation and Governance Committees	Annually appointed by Board

Preside at meetings	Board and shareholder meetings	Executive sessions of non- management directors, generally held as part of each Board meeting, and Board meetings when Chairman is not present	Respective committee meetings

Authority to call meetings	Board and shareholder meetings	Meetings of non-management directors; Board meetings may be called by a majority of Board	Respective committee meetings

Meetings, schedules, agendas and material	Prepares based on discussion with all directors and management	Discusses and determines along with all other directors	Approve agendas and materials for respective committee meetings

Liaison	Between directors and senior management	Between non-management directors and senior management, including CEO, but all directors also have direct access to senior management including CEO	Between committee members and Board, and between committee members and senior management, including CEO

Appendix B

Director independence standards

Relationship	Requirements for immateriality
Loans

Extensions of credit to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business and on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.

Extensions of credit to such persons or entities must comply with applicable law, including the Sarbanes- Oxley Act and Federal Reserve Board Regulation O.

The extension of credit may not be on a non-accrual basis.

Financial services	Financial services provided to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business on substantially similar terms as those that would be offered to comparable counterparties in similar circumstances.

Business transactions

Transactions between the Firm and a director’s or a director’s immediate family member’s principal business affiliations for property or services, or other contractual arrangements, must be made in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

For transactions between the Firm and an entity for which a director is an employee, or a director’s immediate family member serves as an executive officer, the aggregate payments made by the other entity to the transaction to the Firm, or received by the other entity from the Firm, must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Charitable contributions	The aggregate contributions made by the Firm (directly or through its Foundation) to any non-profit organization, foundation or university of which a director is employed as an officer must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such entity’s annual consolidated gross revenues, excluding amounts contributed to match contributions made by employees.

Legal services

Where a director is a partner or associate of, or of counsel to, a law firm that provides legal services to the Firm, neither the director nor a director’s immediate family member may provide such legal services to the Firm.

The aggregate payments made by the Firm to the law firm must not exceed the greater of $1 million or 2% of the law firm’s annual consolidated gross revenue in each of the three past fiscal years.

Director is a retired officer or a non-management director of an entity that does business with the Firm	The relationship between the Firm and the entity will not be deemed relevant unless the Board determines otherwise.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.

A “principal business affiliation” is an entity for which a person serves as an officer, owns more than 5% of, or is a general partner, but does not include an entity of which the person is a retired officer or for which the person serves as a non-management director (unless the Board determines otherwise). For purposes of “Business transactions” above, payments include interest and fees on loans and financial services, but do not include loan proceeds, repayments of principal on loans, payments arising from investments by an entity in the Firm’s securities or the Firm in an entity’s securities, and payments from trading and other similar financial relationships.

Appendix C

Overview of 2009 performance

The Firm’s business results are discussed in detail in the Annual Report, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) section of the Annual Report. The Firm also reviews its business and priorities in an annual Investor Day, most recently held February 25, 2010. The Annual Report and presentation materials for the 2010 Investor Day may be found on our Web site at www.jpmorganchase.com under Investor Relations.

JPMorgan Chase again differentiated itself from other large financial services firms.

The Firm reported 2009 net income of $11.7 billion, an increase of $6.1 billion, or 109%, from the prior year. Though these results showed improvement, they did not achieve the Firm’s full earnings potential. Despite the challenging environment, the Firm was successful in many fundamental areas, including the following:

–	We continued to invest in all of our major businesses.

–	We maintained a strong balance sheet – with a year-end Tier 1 Capital ratio of 11.1%, and Tier 1 Common capital ratio of 8.8%.

–	We increased our allowance for credit losses by $8.7 billion to $32.5 billion.

–	We offered approximately 600,000 new loan modifications in an unprecedented initiative to help struggling homeowners stay in their homes. Additionally, we are committed to opening 51 Chase Homeownership Centers across the country by spring 2010, and we now have more than 14,000 employees dedicated to mortgage loss mitigation.

–	We supported and served 90 million customers and the communities in which the Firm operates. We extended nearly $250 billion in new credit to consumers during the year, and for corporate and municipal clients, either lent or assisted them in raising over $1 trillion in loans, stocks or bonds.

–	We completed the Washington Mutual integration.

–	We grew the franchise in 2009, with new checking accounts in Retail Financial Services, credit card accounts in Card Services, growth in liability balances in Commercial Banking, new international branches in Treasury & Securities Services, solid net inflows in Asset Management and sustained top Investment Bank rankings in virtually all major categories.

Investment Bank

Net income was $6.9 billion compared with a net loss of $1.2 billion in 2008, reflecting record total net revenue, partially offset by increases in both noninterest expense and the provision for credit losses. Investment banking fees rose to record levels, as did Global Markets revenue, reflecting solid client revenue, particularly in prime services, and strong trading results. 2009 highlights and accomplishments include:

–	As the market leader, arranged and raised over $200 billion in corporate loans for 295 issuer clients globally (according to Dealogic).

–	Helped raise $178 billion of capital for banks and financial institutions around the world; that amounts to nearly 10% of the capital raised in 2009 to restore the global banking system to health (according to Dealogic).

–	Advised clients on 322 mergers and acquisitions globally; acted as advisor on 11 of the year’s largest 25 deals (according to Dealogic).

–	In the U.S., helped raise approximately $102 billion, including $19 billion of extended credit, for state and local governments, health care organizations and educational institutions.

Retail Financial Services

Net income was $97 million, a decrease of $783 million, or 89%, from the prior year, as an increase in the provision for credit losses more than offset the positive impact of the Washington Mutual transaction. 2009 highlights and accomplishments include:

–	Successfully completed all three phases of Washington Mutual branch conversions and rebranding to Chase, which provided customers full access to 5,154 bank branches in 23 states.

–	Opened 117 new branches and added more than 800 ATMs.

–	Added 2,400 personal bankers, business bankers, investment specialists and mortgage officers in bank branches.

–	Increased the total number of checking accounts 5% to 26 million.

–	Increased in-branch sales of mortgages by 84%, investments by 23% and credit cards by 3%.

–	Originated $150.7 billion of mortgage loans to help families to lower their payments by refinancing or to purchase a home; also originated $23.7 billion of auto financing to become the largest U.S. auto lender while maintaining disciplined underwriting.

Card Services

Net loss was $2.2 billion for the year, compared with net income of $780 million in the prior year. The decline was driven by a significantly higher provision for credit losses, partially offset by higher total net revenue. 2009 highlights and accomplishments include:

–	Successfully completed the conversion of the Washington Mutual credit card portfolio to the Chase platform.

–	Added 10.2 million new Visa, MasterCard, and private label credit card accounts.

–	Launched Blueprint, an innovative feature that allows customers to have more control of their spending and borrowing, and Ultimate Rewards, a new rewards platform for Chase’s proprietary credit cards designed to attract new customers and further engage current cardmembers.

–	Introduced Chase Sapphire, a new rewards product designed for affluent cardholders, and Ink from Chase, a new product suite of cards for small business owners.

Commercial Banking

Net income was $1.3 billion, a decrease of $168 million, or 12%, from the prior year, as an increase in provision for credit losses and higher noninterest expense were predominantly offset by record total net revenue. Double-digit growth in total net revenue reflected the impact of the Washington Mutual transaction, record levels of lending- and deposit-related fees, and investment banking fees. 2009 highlights and accomplishments include:

–	Maintained Top 3 leadership position nationally in market penetration and lead share (according to Greenwich Associates).

–	Delivered more than $1 billion in gross investment banking fees and a double-digit increase in average liability balances.

–	Demonstrated credit and risk management discipline with an allowance coverage ratio of more than 3% of retained loans, a decrease of more than 12% in real estate exposure, and the second lowest nonperforming loan ratio within the peer group.

–	Added in excess of 1,700 new clients and expanded more than 7,600 existing relationships.

–	Expanded into five additional states across the U.S. with local middle market bankers delivering complete lending and treasury solutions.

–	Successfully completed the conversion of Washington Mutual clients’ commercial accounts onto Chase platforms.

–	Continued to support communities by extending nearly $8 billion in new financing to more than 500 government entities, health care companies, educational institutions and not-for-profit organizations.

Treasury & Securities Services

Net income was $1.2 billion, a decrease of $541 million, or 31%, from the prior year, driven by lower total net revenue. 2009 highlights and accomplishments include:

–	Continued strong underlying growth in the following key business drivers: international electronic funds transfer volumes grew 13%, assets under custody grew 13% and the number of wholesale cards issued grew 19%.

–	Remained the #1 clearer of U.S. dollars in the world and have been #1 in Automated Clearing House originations for the past 34 years.

–	Announced the formation of the Prime-Custody Solutions Group, a team responsible for delivering the Firm’s integrated prime brokerage and custody platform to clients.

–	Strengthened our international presence, opening branches in China, Norway, Sweden and Finland; launched services in Tokyo, South Korea, Brazil and Mexico; and expanded capabilities in Australia, India, Europe, the Middle East and Africa.

–	Led depositary receipt initial public offering (IPO) capital raising with a 77% market share and three of the five largest IPOs of the year, including landmark deals from both Brazil and China.

Asset Management

Net income was $1.4 billion, an increase of $73 million, or 5%, from the prior year, due to higher total net revenue, offset largely by higher noninterest expense and provision for credit losses. 2009 highlights and accomplishments include:

–	Managed more than $500 billion in global liquidity assets on behalf of clients as the #1 money-market fund manager in the world.

–	Achieved record revenue of $2.6 billion in the Private Bank led by strong brokerage activity.

–	Ranked third in long-term U.S. mutual fund flows; also ranked as the #4 U.S. Mutual Fund Family based on five-year investment performance.

–	Completed the acquisition of Highbridge Capital Management. Since the formation of the partnership in 2004, client assets under management have grown threefold.

Our 2009 results compared with our 2008 and 2007 results on several metrics were as follows:

As of or for the years ended December 31 (in millions, except per share and ratio data)

Business	Performance metric	2009	2008	2007
Firm-wide	Total net revenue	$100,434	$67,252	$71,372
	Income before extraordinary gain	$11,652	$3,699	$15,365
	Net income	$11,728	$5,605	$15,365
	Diluted earnings per share before extraordinary gain (1)	$2.24	$0.81	$4.33
	Diluted earnings per share (1)(2)	$2.26	$1.35	$4.33
	Return on tangible common equity (2)	10%	6%	22%
	Tier 1 Capital ratio	11.1%	10.9%	8.4%
	Tier 1 Common capital ratio (3)	8.8%	7.0%	7.0%
Investment Bank	Total net revenue	$28,109	$12,335	$18,291
	Net income	$6,899	$(1,175)	$3,139
	Return on common equity (ROE)	21%	(5)%	15%
Retail Financial Services	Total net revenue	$32,692	$23,520	$17,305
	Net income	$97	$880	$2,925
	ROE	—%	5%	18%
Card Services	Total net revenue	$20,304	$16,474	$15,235
	Net income	$(2,225)	$780	$2,919
	ROE	(15)%	5%	21%
Commercial Banking	Total net revenue	$5,720	$4,777	$4,103
	Net income	$1,271	$1,439	$1,134
	ROE	16%	20%	17%
Treasury & Securities Services	Total net revenue	$7,344	$8,134	$6,945
	Net income	$1,226	$1,767	$1,397
	ROE	25%	47%	47%
	Pretax margin ratio (4)	26%	33%	32%
Asset Management	Total net revenue	$7,965	$7,584	$8,635
	Net income	$1,430	$1,357	$1,966
	ROE	20%	24%	51%
	Pretax margin ratio (4)	29%	29%	36%

Note: All data presented on a reported basis except for lines of business total net revenue which is presented on a managed basis.

[1]

Effective January 1, 2009, the Firm implemented new FASB guidance for participating securities. Accordingly, prior-period amounts have been revised as required. For further discussion of the guidance, see note 25 at page 224 of our Annual Report.

[2]

The calculation of 2009 earnings per share and net income applicable to common equity include a one-time, noncash reduction of $1.1 billion, or $0.27 per share, resulting from repayment of U.S. Troubled Asset Relief Program (“TARP”) preferred capital in the second quarter of 2009. Excluding this reduction, the adjusted ROTCE was 11% for 2009. For further discussion of ROTCE, a non-GAAP financial measure, see “Explanation and reconciliation of the Firm’s use of non-GAAP financial measures” at pages 50-52 of our Annual Report.

[3]

Tier 1 common is calculated as Tier 1 capital less qualifying perpetual preferred stock, qualifying trust preferred securities and qualifying minority interest in subsidiaries. The Firm uses the Tier 1 Common capital ratio, a non-GAAP financial measure, to assess and compare the quality and composition of the Firm’s capital with the capital of other financial services companies. For further discussion, see Regulatory capital at pages 82-84 of our Annual Report.

[4]

Pretax margin represents income before income tax expense divided by total net revenue, which is a measure of pretax performance and another basis by which management evaluates its performance and that of its competitors.

Appendix D

JPMorgan Chase Compensation practices and principles

We believe that JPMorgan Chase has consistently been at the forefront of sensible compensation practices. We have a rigorous performance and compensation management system that incorporates the following practices and principles:

•	A focus on multi-year, long-term, risk-adjusted performance and rewarding behavior that generates sustained value for the Firm through business cycles

•	An emphasis on teamwork and a “shared success” culture

•	A significant stock component (with deferred vesting) for shareholder alignment and retention of top talent

•	Recoupment and clawback provisions in addition to disciplined risk management to deter excessive risk taking

•	A recognition that competitive and reasonable compensation helps attract and retain the best talent necessary to grow and sustain our business

•	Strict limits or prohibitions on executive perquisites, special executive retirement or severance plans

•	Independent Board oversight of the Firm’s compensation practices and principles and their implementation

These practices and principles are supported by additional beliefs that guide how we operate.

Compensation should not be overly rigid, formulaic or short-term oriented

•

Compensation programs should be designed as much as possible to allow for the Firm to exercise discretion and retain flexibility in compensation decisions. Multi-year guarantees should be kept to an absolute minimum. More generally, the assessment of performance should not be overly formulaic and should not overemphasize any single financial measure or single year, as that can result in unhealthy incentives and lead to unintended, undesirable results.

•

Performance should be considered using a broad-based evaluation of people and their contributions to ensure that the right results are being encouraged. Factors such as integrity, compliance, institutionalizing customer relationships, recruiting and training a diverse, outstanding workforce, building better systems, innovation and other outcomes should be included. Performance feedback should be obtained from multiple sources across the Firm to ensure it is both balanced and comprehensive.

•

Commission-based incentives generally should be limited to sales or production oriented employees who do not control credit or investment decisions. The different risk profiles such as liquidity risk, time horizons for realized gains or losses, and reputational and operational risk all should be appropriately taken into account.

•

In a fiduciary business, certain roles are evaluated solely on individual and business unit results. In addition, some of these roles are paid long-term compensation with incentives linked directly to their investment strategies in order to more fully align their interests with those of the clients.

Teamwork and a shared success environment should be encouraged and rewarded

•	Contributions should be considered across the Firm, within business units, and at an individual level when evaluating an employee’s performance.

•

Performance should be based on realized profits and risk-adjusted returns that add to the long-term value of the franchise, rather than just revenues. We adjust financial performance for risk and use of the Firm’s capital.

•	All equity awards for executive officers should be subject to reduction, forfeiture, or additional deferred vesting if there is not satisfactory progress towards priorities.

A meaningful ownership stake in the Firm should be used to reinforce alignment with shareholders

•	A significant percentage of incentive compensation should be in stock that vests over multiple years.

•	As the decision-making authority, importance and impact of an employee’s role increases, a greater portion of total compensation should be awarded in stock.

•	A proper balance between annual compensation and longer-term incentives should clearly delineate the importance of sustainable, realizable value. At JPMorgan Chase:
–	Our Board of Directors is paid a majority of their compensation in stock and our Directors have agreed not to sell any shares of stock (including any open market purchases) for as long as they serve on the Board

–	Senior executives receive at least 50% (and in some cases, substantially more) of their incentive compensation in stock

–	The officers who make up our Operating Committee are generally required to hold 75% of compensation-related stock awards until retirement, and the non-Operating Committee, Executive Committee officers are generally required to hold 50%

–	Executives cannot short or hedge our stock, and even after retirement, executives typically continue to have substantial holdings of our company stock

Risk management and compensation recovery policies should be robust enough to deter excessive risk taking and improper risk management

•

Risk disciplines and review processes should generate honest, fair and objective evaluations of where we stand and how we’re doing. Variable compensation funding should be consistent with effective risk management and the timing of compensation payouts should be sensitive to the time horizon of associated risks.

•

Final determinations of compensation in risk management and control functions should not be made solely in the business areas and should be less focused on outcomes in the area covered by the individual, and more aligned with the Firm’s overall performance. Compensation of those functions should be less variable one year to the next when compared to the compensation of revenue-generating functions.

•

Recoupment policies should go beyond Sarbanes-Oxley and other minimum requirements and include recovery of compensation paid for earnings that were never ultimately realized or if it’s determined that compensation was based on materially inaccurate performance metrics or a misrepresentation by an employee. We have in place recovery provisions for “cause” terminations, misconduct, detrimental behavior and actions causing financial or reputational harm to the Firm or its business activities. For all senior managers and highly paid employees, the Firm may cancel or require repayment of shares if employees failed to properly identify, raise or assess risks material to the Firm or its business activities.

Attracting, retaining and developing talent is critical to sustaining success

•

Our long-term success depends in very large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, motivate and retain the highest quality management team and diverse workforce.

•

Compensation should have an acute focus on meritocracy, shareholder alignment, sensitivity to the relevant market place, and disciplined processes to ensure it remains above reproach and can help build lasting value for our clients.

•

For employees in good standing who have resigned and meet “full career eligibility” or other acceptable criteria, awards generally should continue to vest over time on their original schedule and be subject to continuing post-employment obligations to the Firm during this period.

Strict limits or prohibition on executive perquisites and special benefits

•	An executive’s compensation should be straightforward and consist primarily of cash and equity.

•	We do not maintain special supplemental retirement or other special benefits just for executives.

•	The Firm generally has not had any change in control agreements, golden parachutes, merger bonuses or other special severance benefit arrangements for executives.

Independent Board Oversight

•	Our Compensation Committee, which includes only independent directors, reviews and approves the Firm’s overall compensation philosophy, principles and practices.

•

The Compensation Committee reviews the Firm’s compensation practices as they relate to risk and risk management in light of the Firm’s objectives, including its safety and soundness and the avoidance of excessive risk.

•	The Compensation Committee reviews and approves the terms of our compensation award programs, including recoupment provisions, restrictive covenants and vesting periods.

•	The Compensation Committee reviews the Firm’s overall incentive compensation pools and those of each of the Firm’s Line of Businesses and Corporate Sector.

•	The Compensation Committee reviews the performance and approves all compensation awards for the Firm’s Operating Committee on a name-by-name basis.

•	The full Board’s independent directors review the performance and approve the compensation of our CEO.

Appendix E

Elements of compensation

Compensation element	Description	Other features
Base salary

Typically the smallest component of total compensation for NEOS, members of the Operating Committee and other members of senior management.

Provides a measure of certainty and predictability to meet certain living and other financial commitments.

Reviewed periodically and subject to increase if, among other reasons, the executive acquires material additional responsibilities, or the market changes substantially.

Annual variable compensation

Performance based incentive which can vary significantly from year to year.

The Firm views incentive compensation in the context of total compensation and does not establish target levels of incentive compensation as a percentage of the relevant employees’ annual base compensation.

JPMorgan Chase’s principal discretionary incentive arrangement, which covers the majority of employees across virtually all of our LOBs, incorporates several broad design features that seek to ensure incentive awards are appropriately risk-adjusted and relate to actual results achieved.

Other business-specific incentive arrangements generally are also discretionary, and even where we budget or accrue incentive compensation off formulas or payout grids for these employees, we reserve the right to modify or curtail those incentives at any time.

– Short-term incentives	The cash portion is paid and the equity portion is awarded shortly following the performance year, generally in January.

– Long-term incentives	The equity portion is awarded in the form of RSUs determined by a mandatory deferral percentage representing a portion of the entire incentive award. For 2009, Operating Committee members received on average 75% of their total incentive award in the form of equity, including periodic equity awards described below.

50% of the RSU portion of the award vests on the second anniversary of the grant date and 50% vests on the third anniversary of the grant date.

Shares received upon vesting are subject to the retention policy applicable to senior management described at page 18.

Equity-related compensation for Operating Committee members is subject to further restriction as described at page 19.

Periodic equity awards	Periodically the Firm grants equity awards as special leadership options to select senior officers to reward and encourage leadership, including awards made in the form of SARs settled in shares only.

The awards become exercisable ratably on each of the first five anniversaries of the grant date and shares received upon exercise must be held for at least five years after the grant date.

Shares received upon exercise are subject to the retention policy applicable to senior management described at page 18.

Deferred compensation	Eligible employees can voluntarily defer up to the lesser of 90% of their annual cash incentive or $1,000,000.

Beginning in 2005 a lifetime $10,000,000 cap on future cash deferrals was instituted.

Deferred amounts are credited to various unfunded hypothetical investment options, generally index funds, at the executive’s election.

Pension and retirement

Firm-wide qualified cash balance pension plan based on first $245,000 of base salary only.

Non-qualified excess pension plan based on base salary in excess of $245,000 up to $1,000,000. Pay credits under this plan were discontinued as of May 1, 2009.

Voluntary 401(k) Savings Plan.

Incentive awards not eligible for pension credits.

Officers with a base salary and cash incentives equal to or greater than $250,000, including all Operating Committee members, receive no Firm matching contribution in the 401(k) Savings Plan.

Paid in lump sum or annuity following retirement.

Health and welfare benefits	Firm-wide benefits such as life insurance, medical and dental coverage, and disability insurance.	No special programs for senior executives. In medical and dental plans, the higher the employee’s compensation, the higher the employee’s portion of the premium.

Severance plan

Firm-wide severance pay plan providing up to 52 weeks of base salary, based on years of service.

Benefits paid in a lump sum payment following termination of employment, contingent on release of claims and restrictive covenants.

Continued eligibility for certain health and welfare plan benefits during severance pay period.

© 2010 JPMorgan Chase & Co. All rights reserved. Printed in U.S.A. on recycled paper with soy ink.

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The Board of Directors recommends you vote FOR the
following proposals:
1.	Election of Directors	For	Against	Abstain

	1a. Crandall C. Bowles	☐	☐	☐

	1b. Stephen B. Burke	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following shareholder proposals:		For	Against	Abstain

	1c. David M. Cote	☐	☐	☐	4.	Political non-partisanship	☐	☐	☐

	1d. James S. Crown	☐	☐	☐	5.	Special shareowner meetings	☐	☐	☐

	1e. James Dimon	☐	☐	☐	6.	Collateral in over the counter derivatives trading	☐	☐	☐

	1f. Ellen V. Futter	☐	☐	☐	7.	Shareholder action by written consent	☐	☐	☐

	1g. William H. Gray, III	☐	☐	☐	8.	Independent chairman	☐	☐	☐

	1h. Laban P. Jackson, Jr.	☐	☐	☐	9.	Pay disparity	☐	☐	☐

	1i. David C. Novak	☐	☐	☐	10.	Share retention	☐	☐	☐

	1j. Lee R. Raymond	☐	☐	☐

	1k. William C. Weldon	☐	☐	☐

2.	Appointment of independent registered public accounting firm	☐	☐	☐

3.	Advisory vote on executive compensation	☐	☐	☐

					Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

JPMorgan Chase & Co.

2010 Annual Meeting

of Shareholders

Tuesday, May 18, 2010

10:00 AM

Auditorium

One Chase Manhattan Plaza

(Corner of Nassau and Liberty Streets)

New York, New York

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting:

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PLEASE DETACH AND PRESENT THE ABOVE TICKET AND PHOTO ID FOR ADMISSION TO THE ANNUAL MEETING

JPMORGAN CHASE & CO.

    This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 18, 2010.

    You, the undersigned shareholder, appoint each of Michael J. Cavanagh and Stephen M. Cutler, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2010 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

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